Exhibit 99.23

TRUST AGREEMENT

FOR THE

CURTIS AND ROSI PEDERSEN 2012 TRUST

We, Curtis Pedersen (“Curtis”) and Rosi Pedersen (“Rosi”), as Settlors and Trustees, declare that we have entered into this Trust Agreement on March 29, 2012.

We hereby grant, assign, transfer and deliver to ourselves as the initial Trustees the property described in Schedule A, attached to this Trust Agreement. As Trustees we acknowledge that we now hold the property in trust and agree to administer the property, together with any other property added to the trust estate, in trust, under the terms of this Trust Agreement. Definitions of certain important terms used in this Trust Agreement are provided in Article 23.

The revocable trust initially established under this Trust Agreement shall be known as the Curtis and Rosi Pedersen 2012 Trust. Successor trusts established under this Trust Agreement shall be known by the names designated below in this Trust Agreement or as named by the Trustees. The Trustees may refer to these trusts by reference to the name of the income beneficiaries of these trusts or the tax elections made with respect to these trusts.

ARTICLE 1

DECLARATIONS

1.1                               Family Information. We are married to each other. We have two (2) children of our marriage, namely, Christina Paddock, born March 26, 1967 and Anne-Marie Pedersen, born March 23, 1972. We have no other living or deceased children.

1.2                               Property Information. At this time, all our property is community property, including property held in each of our names alone or in both our names jointly. The property we have transferred to the Trustees is our community property and shall continue to be our community property while held in the trust estate.

ARTICLE 2

RIGHTS RESERVED BY US

As Settlors, we reserve the following rights under this Trust Agreement.

2.1                               Right to Add Property to the Trust Estate. We each reserve the right to transfer additional property to the Trustees during our lifetimes and at our respective deaths. All such property transferred to the Trustees shall be added to the trust estate and administered as provided in this Trust Agreement. The Trustees are authorized and directed to accept the additions to the trust estate. Any other person may transfer property to the Trustees to be added to the trust estate, provided the property is acceptable to us (if living) and the Trustees.

2.2                               Right to Withdraw Property from the Trust Estate. We each reserve the right to withdraw at any time all or any portion of our property held in the trust estate. The property described in any notice of withdrawal shall be delivered immediately to us. Upon any withdrawal, the property shall be transferred to us as our community or separate property as if the trust had not been created.

2.3                               Right to Amend the Trust Agreement. We, acting together, reserve the right to amend at any time all or any part of this Trust Agreement, without obtaining the consent of or giving notice to any beneficiary.

2.4                               Right to Revoke the Trust Agreement. We each reserve the right to revoke at any time all or any part of this Trust Agreement, without obtaining the consent of or giving notice to any beneficiary. If this Trust Agreement is revoked in whole or in part during our joint lifetimes, the Trustees shall immediately deliver to us the entire trust estate or the portion of the trust estate subject to revocation. Upon any such revocation, the property shall be transferred to us as our community or separate property as if the trust had not been created.

2.5                               Right to Appoint and Remove Trustees. We, acting together, reserve the right to appoint, designate, and remove trustees.

2.6                               Right to Direct and Approve the Trustees’ Actions. We, acting together, reserve the right to direct and approve the Trustees’ actions, including the Trustees’ investment decisions and the use of trust property as collateral for any personal obligations of ours. Our approval of the Trustees’ actions shall be binding upon all other beneficiaries.

2.7                               Exercise of Our Reserved Rights by the Surviving Spouse. Upon the death of either of us, this Trust Agreement shall become irrevocable, except that the Surviving Spouse shall retain, during his or her lifetime, the rights of withdrawal, amendment, and revocation with respect to the Survivor’s Trust and all the provisions of the Trust Agreement relating to the Survivor’s Trust. Further, except as otherwise provided in this Trust Agreement, the Surviving Spouse shall retain the right to appoint, designate, and remove Trustees. All the trusts created by this Trust Agreement shall become irrevocable and not subject to amendment upon the death of the Surviving Spouse.

2.8                               Exercise of Our Reserved Rights by Others. The rights reserved to us as described above are personal to us and shall not be exercisable on our behalf by any other person.

2.9                               Manner of Exercise of Our Reserved Rights. We may exercise the rights reserved to us only by a signed writing delivered to the Trustees. This Trust Agreement may not, however, be revoked or amended by either of us in our respective Wills.

ARTICLE 3

THE SETTLORS’ TRUST

The following provisions shall apply to the distribution of the trust estate during our joint lifetimes.

3.1                               Distributions of Income and Principal. During our joint lifetimes, the Trustees shall distribute to us from our community property that amount of net income and principal as either of us directs. The Trustees shall distribute to each of us from his or her separate property that amount of net income and principal as the Settlor directs. If either of us is incapacitated, the other spouse shall have the right to exercise the incapacitated spouse’s rights to request or direct distributions. Further, if both of us become incapacitated, the Trustees are authorized to distribute to any person whom either of us is then legally obligated to support or who has been receiving support from either of us that amount of net income and principal as the Trustees deem appropriate in their discretion to continue this support. Also, the Trustees are authorized to distribute to us that amount of net income and principal, up to the whole of the trust estate, as the Trustees deem appropriate in the exercise of their discretion, using our accustomed manner of living as a guide and without regard to our other sources of support. Upon distribution, property shall retain its character as our community property or either of our separate property. The Trustees shall exercise this discretion in a liberal manner, and the rights of remainder beneficiaries shall be of no importance. The Trustees shall accumulate and add any undistributed net income to principal.

3.2                               Gifts. The Trustees are authorized to make distributions directly to persons designated by either of us. Furthermore, the Trustees are authorized to make gifts to our issue and to continue any gift program we start, including consent gifts by either of us and gifts made to use our available federal gift tax annual exclusion amounts or lifetime exemption or exclusion amounts, at the same level and to the same persons as we made gifts. The Trustees may fulfill any charitable pledges made by us. Gifts may be made outright or in trust. In making the gifts authorized under this section, the Trustees may follow the directions given them by any agent acting for either of us under a durable power of attorney that expressly grants to the agent the power to continue our plan of giving. Also, the Trustees may distribute income or principal to an agent acting under a durable power of attorney executed by either of us to enable the agent to make gifts as provided under the durable power of attorney, including gifts to our issue and to charitable organizations.

3.3                               Qualification for Government Benefits. We authorize the Trustees to take any actions that the Trustees determine to be appropriate or necessary in connection with our qualification for or receipt of government benefits, including benefits (whether income, medical, disability, or otherwise) from any agency (whether state, federal, or otherwise), such as Social Security, MediCal, Medicare, or supplemental security income/state supplemental programs. In particular, we authorize and direct the Trustees, upon receiving written notice from either of us, the conservator of either of us, or the person holding a Durable Power of Attorney for either of us, to partition all of the community property of the Trust for the purpose of transmuting such community property to be the separate property of either of us. Upon such partition, if one of us is incompetent, the Trustees shall have the authority to award our residence and our other assets to the one of us who is competent and not receiving or seeking to obtain any such government benefits.

3.4                               Distribution Upon the Death of the Deceased Spouse. Upon the death of the first Settlor to die (the “Deceased Spouse”), the balance of the trust estate administered under this article in the Settlors’ Trust shall be allocated and distributed as provided in Article 4.

ARTICLE 4

ALLOCATION AND DISPOSITION OF THE TRUST ESTATE

Upon our deaths, subject to the payment of, or satisfactory provision being made for, all debts and taxes (including Estate taxes), the following allocations and dispositions of the trust estate shall be made by the Trustees.

4.1                               Division of the Trust Estate Upon the Death of the Deceased Spouse. Upon the death of the Deceased Spouse, the Trustees shall divide the remaining trust estate, including any additions to the trust estate resulting from the Deceased Spouse’s death, into two separate shares.

(a)                                 The Trustees shall allocate to the Deceased Spouse’s share:

(i)            Any and all ownership interests in all life insurance policies on the life of the Surviving Spouse (including all contractual rights to receive the proceeds of such policy) owned by the Deceased Spouse as his or her separate property.

(ii)           The Deceased Spouse’s separate property, if any.

(iii)          The remaining trust estate not allocated to the Surviving Spouse’s share.

The Trustees shall allocate the Deceased Spouse’s share as provided in Section 4.2.

(b)           The Trustees shall allocate to the Surviving Spouse’s share:

(i)            Any and all ownership interests in all life insurance policies on the life of the Surviving Spouse (including all contractual rights to receive the proceeds of such policy) owned by us as our community property.

(ii)           The Surviving Spouse’s separate property, if any.

(iii)          The portion of the trust estate determined to represent the Surviving Spouse’s interest in our community property held in or received by the trust (not reduced by Estate taxes). The Trustees shall have the discretion to determine how our community property will be divided and allocated. The assets selected shall be valued at the date or dates of allocation.

The Trustees shall administer the property allocated to the Surviving Spouse’s share as provided in Article 6.

4.2                               Disposition of the Deceased Spouse’s Share. Upon the Deceased Spouse’s death, the Trustees shall allocate the Deceased Spouse’s share of the trust estate, including the property held in the trust estate at the date of the Deceased Spouse’s death and the property transferred to the trust estate by reason of his or her death, as follows:

(a)                                 Gifts of Tangible Personal Property. The Trustees shall make distributions of the Deceased Spouse’s tangible personal property as provided in Article 5.

(b)                                 Balance of the Deceased Spouse’s Share of the Trust Estate. The balance of the Deceased Spouse’s share of the trust estate shall be allocated to the Survivor’s Trust. The Trustees shall administer the property allocated to the Survivor’s Trust as provided in Article 6.

4.3                               Disposition of Survivor’s Trust Upon the Death of the Surviving Spouse. Upon the Surviving Spouse’s death, the Trustees shall allocate the remaining trust estate of the Survivor’s Trust, including the property held in the trust estate at the date of the Surviving Spouse’s death and the property transferred to the trust estate by reason of his or her death, as follows:

(a)                                 Gifts of Tangible Personal Property. The Trustees shall make distributions of the Surviving Spouse’s tangible personal property as provided in Article 5.

(b)                                 Balance of the Trust Estate. The balance of the trust estate of the Survivor’s Trust shall be allocated as follows: one equal share for each of our children who survives the Surviving Spouse and one equal share for each deceased child of ours who has issue who survive the Surviving Spouse. Each share created for a deceased child of ours who has issue who survive the Surviving Spouse shall be divided into shares for such issue by right of representation. If no issue of ours survive the Surviving Spouse, the undistributed amount shall be distributed as provided in Section 4.5. Each share created under this provision for an adult beneficiary shall be distributed outright to that beneficiary, and each share created for a minor beneficiary shall be transferred to a custodian, selected by the Trustees, under the California Uniform Transfers to Minors Act, for that beneficiary, until he or she attains age twenty-one (21).

4.4                               Disposition of the Marital Disclaimer Trust Upon the Death of the Surviving Spouse. Upon the death of the Surviving Spouse, the Trustees shall allocate the remaining trust estate of the Marital Disclaimer Trust as follows: one equal share for each of our children who survives the Surviving Spouse and one equal share for each deceased child of ours who has issue who survive the Surviving Spouse. Each share created for a deceased child of ours who has issue who survive the Surviving Spouse shall be divided into shares for such issue by right of representation. If no issue of ours survive the Surviving Spouse, the undistributed amount shall be distributed as provided in Section 4.5. Each share created under this provision for an adult beneficiary shall be distributed outright to that beneficiary, and each share created for a minor beneficiary shall be transferred to a custodian, selected by the Trustees, under the California Uniform Transfers to Minors Act, for that beneficiary, until he or she attains age twenty-one (21).

4.5                               Disposition of Otherwise Undisposed of Property. If at any time before the complete distribution of the trust estate of any trust created under this Trust Agreement, the disposition of all or any portion of that trust estate is not otherwise directed under the provisions of this Trust Agreement, or if all the beneficiaries otherwise described in this Trust Agreement die before the complete distribution of the trust estate, the Trustees shall distribute the remaining trust estate one half to the heirs at law of each of us. The respective identities and shares of these heirs shall be determined at the time of the event as though our deaths occurred simultaneously immediately following the event, and according to the California laws of intestate succession then in effect relating to separate property not acquired from a previously deceased spouse. If, however, after nine months of reasonable search following the occurrence of the event, the Trustees have been unable to identify and locate the heirs of one of us, the remaining trust estate otherwise distributable to those heirs shall instead be distributed to the heirs at law of the other of us as provided in this section. If within that time period the Trustees have been unable to identify and locate any heirs of either of us, the undisposed of property shall be distributed to one or more charitable organizations selected by the Trustees.

4.6                               Rules Governing the Allocation of Trust Property. The Trustees shall select a date or dates of allocation or distribution for purposes of satisfying gifts and funding shares. The Trustees may provide for allocations prior to the final determination of federal estate taxes, with the allocations being made upon the information then available to the Trustees. The Trustees may thereafter from time to time adjust properties among the shares or trusts created under this Trust Agreement, when and if it is determined that the allocation should have been made differently.

In allocating property to satisfy gifts and fund shares, the Trustees are authorized to allocate property in appropriate undivided interests. Each gift or share may be satisfied or funded in cash or in kind, or partly in each. Assets allocated in kind shall be deemed to satisfy gifts or fund shares, including all of the marital deduction gift or share, on the basis of their fair market values at the date or dates of allocation or distribution.

In selecting assets to satisfy gifts and fund shares, property that would produce income recognition if allocated to fund a pecuniary amount shall, if possible, be allocated to fund non-pecuniary shares. These assets should be allocated on a non-pro rata basis when funding fractional shares. These assets include: items of income in respect of a decedent (particularly interests in pension plans or contracts of deferred compensation paid in installments); installment sale contracts; and life insurance contracts to which the transfer for value rule under I.R.C. §101 may apply.

ARTICLE 5

GIFTS OF TANGIBLE PERSONAL PROPERTY

Upon our deaths, subject to the payment of, or satisfactory provision being made for, all our debts and taxes (including all Estate taxes), the following distributions shall be made by the Trustees from the trust estate in which the property is held.

5.1                               Gifts on Death of Deceased Spouse. Upon the Deceased Spouse’s death, the following gifts of tangible personal property shall be made by the Trustees from the trust estate:

All of the Deceased Spouse’s interest in his or her tangible personal property, together with any insurance on the property, shall pass in trust to the Trustees of the Survivor’s Trust, to be administered under Article 6.

5.2                               Gifts on Death of the Surviving Spouse. Upon the death of the Surviving Spouse, the Trustees shall distribute all tangible personal property held in the trust estate to our children who survive the Surviving Spouse, to be divided among them in shares of substantially equal value as they agree. Our children are requested to divide the tangible personal property in accordance with any instructions we or either of us may leave. If our children fail to agree on the division of the tangible personal property, the property shall be divided among them as the Trustees may determine in their discretion. Alternatively, the Trustees may instead sell the property and the net proceeds of sale shall be distributed as part of the trust estate. If none of our children survive the Surviving Spouse, this gift shall lapse and the tangible personal property shall be administered as part of the trust estate. It is anticipated that if our children do not want items of approximately equal value, then the Trustees shall distribute only so much as will result in equal shares for the children based on the child who wants the least items. The balance of the items will then be sold in a way that any child may purchase a desired item, in a manner similar to a public auction.

ARTICLE 6

THE SURVIVOR’S TRUST

Upon the death of the Deceased Spouse, the Surviving Spouse’s share of the trust estate shall continue in trust and shall be administered as a separate trust, called the Survivor’s Trust, according to the terms of this Trust Agreement, specifically including the following provisions. All references in this Trust Agreement to the “Survivor’s Trust” shall be to the trust or trusts established under this article.

6.1                               Our Residences. In dividing our community property, the Trustees are authorized to allocate our entire community property interest in our principal residence and other personal residences to the Surviving Spouse’s one-half share of our community property to be administered as provided in this article.

6.2                               Right to Direct and Approve the Trustees’ Actions. The Surviving Spouse reserves the right to direct and approve the actions of the Trustees of the Survivor’s Trust, including the Trustees’ investment decisions and the use of trust property as collateral for any personal obligations of the Surviving Spouse. The Surviving Spouse’s approval of the Trustees’ actions shall be binding upon all other beneficiaries.

6.3                               Distributions of Net Income and Principal. During the Surviving Spouse’s lifetime, the Trustees shall distribute to him or her from the trust estate of the Survivor’s Trust that amount of net income and principal as he or she directs. Also, the Trustees are authorized to distribute to the Surviving Spouse that amount of net income and principal, up to the whole of the trust estate, as the Trustees deem appropriate in the exercise of their discretion, using the Surviving Spouse’s accustomed manner of living as a guide and without regard to his or her other sources of support. The Trustees shall exercise this discretion in a liberal manner, and the rights of remainder beneficiaries shall be of no importance. Further, if the Surviving Spouse becomes incapacitated, the Trustees are authorized to distribute to any person whom the Surviving Spouse is then legally obligated to support or who has been receiving support from him or her that amount of net income and principal as the Trustees deem appropriate in their discretion to continue that support.

6.4                               Gifts. The Trustees are authorized to make distributions directly to persons designated by the Surviving Spouse. Furthermore, the Trustees are authorized to make gifts to the Surviving Spouse’s issue and to continue any gift program the Surviving Spouse starts, including gifts made to use the Surviving Spouse’s available federal gift tax annual exclusion amounts or lifetime exemption or exclusion amounts, at the same level and to the same persons as he or she made such gifts. The Trustees may fulfill any charitable pledges made by the Surviving Spouse. Gifts may be made outright or in trust. In making the gifts authorized under this section, the Trustees may follow the directions given them by any agent acting for the Surviving Spouse under a durable power of attorney that expressly grants to the agent the power to continue the Surviving Spouse’s plan of giving. Also, the Trustees may distribute income or principal to an agent acting under a durable power of attorney executed by the Surviving Spouse to enable the agent to make gifts as provided under the durable power of attorney, including gifts to the Surviving Spouse’s issue and to charitable organizations.

6.5                               General Power of Appointment. The Surviving Spouse shall have a General Power of Appointment over the entire trust estate, including any accrued and undistributed income, administered under this article in the Survivor’s Trust. Upon the death of the Surviving Spouse, the Trustees shall distribute all or any part of the property remaining in the Survivor’s Trust as the Surviving Spouse may direct by the exercise of such General Power of Appointment.

6.6                               Distribution Upon the Death of the Surviving Spouse. The Survivor’s Trust shall terminate on the death of the Surviving Spouse. Upon the death of the Surviving Spouse, the Trustees may pay from the remaining trust estate of the Survivor’s Trust the expenses of the Surviving Spouse’s last illness and funeral. Thereafter, subject to the payment of debts and taxes and the exercise of the General Power of Appointment provided in Section 6.5, the remaining trust estate of the Survivor’s Trust shall be allocated and distributed as provided in Article 4.

ARTICLE 7

THE MARITAL DISCLAIMER TRUST

Upon the Deceased Spouse’s death, all trust property subject to the provisions of this article shall be held by the Trustees in trust for the Surviving Spouse for his or her lifetime, and shall be administered as a separate trust, called the Marital Disclaimer Trust, according to the terms of this Trust Agreement, specifically including the following provisions. All references in this Trust Agreement to the “Marital Disclaimer Trust” shall be to the trust or trusts established under this article.

7.1                               Distributions of Net Income. The Trustees shall pay all of the net income of the Marital Disclaimer Trust at least annually to the Surviving Spouse during his or her lifetime. The Surviving Spouse shall be entitled to this net income commencing as of the Deceased Spouse’s death.

7.2                               Distributions from IRAs. The Trustees shall, if required by federal law, withdraw from an Individual Retirement Account (“IRA”) as to which the Marital Disclaimer Trust is a beneficiary, and shall distribute to the Surviving Spouse, at least annually, the greater of (1) all income earned by the IRA, and (2) the amount necessary to satisfy the applicable minimum distribution requirements. Distributions from the IRA must be made at least as rapidly as under the method of distribution in effect at the time of the Deceased Spouse’s death.

7.3                               Distributions of Principal. The Trustees may distribute to the Surviving Spouse at any time during his or her lifetime that amount from trust principal, up to the whole trust estate, as the Trustees may determine to be reasonably necessary for the Surviving Spouse’s health, education, maintenance, and support in a manner enjoyed by us during our joint lifetimes. The Trustees shall exercise this discretion in a liberal manner, and the rights of remainder beneficiaries shall be of secondary importance. In exercising this discretion, the Trustees shall not take into consideration other income and property available to the Surviving Spouse.

7.4                               Distribution Upon the Death of the Surviving Spouse. The Marital Disclaimer Trust shall terminate upon the death of the Surviving Spouse and the remaining trust estate of the Marital Disclaimer Trust shall be allocated and distributed as provided in Article 4.

7.5                               Last Illness and Funeral Expenses. The Trustees may pay from the trust estate of the Marital Disclaimer Trust the expenses of the Surviving Spouse’s last illness and funeral.

ARTICLE 8

DISCLAIMERS

8.1                               Disclaimers Allowed. In addition to any rights granted by law, any person granted any right, title, interest, benefit, privilege, or power under this Trust Agreement, including the Surviving Spouse, may at any time renounce, release, or disclaim all or any part of that right, title, interest, benefit, privilege, or power, including his or her right, title, and interest in and to trust income or principal. The natural or legal guardians of a minor shall have the authority and power to disclaim the interests of the minor; the conservator of the estate of the person shall have the authority and power to disclaim the interests of the conservatee; the fiduciary of a trust or estate shall have the authority and power to disclaim the interests of the trust or estate; and the youngest adult ancestor of any unborn, unknown, or unascertained issue shall have the power to disclaim the interests of those issue.

8.2                               Disclaimers of Property Interests. In general, a disclaimer or renunciation of a property interest shall accelerate the succeeding interest. Except as otherwise expressly provided in this Trust Agreement, any interest in property so disclaimed shall be allocated or distributed as if the beneficiary had predeceased the person from whom the interest in the property would have been received. Further, except as otherwise expressly provided in this Trust Agreement, if a beneficiary disclaims his or her entire interest in one or more specific assets held in any trust, the assets shall be distributed from the trust as if the beneficiary predeceased the person from whom the interest in the assets would have been received. If all living current and contingent beneficiaries of a trust provided for under this Trust Agreement disclaim their interests in the trust, any contingent remainder interest shall be destroyed and the remaining trust property shall pass as provided in Section 4.5.

8.3                               Disclaimers by the Surviving Spouse. The Surviving Spouse shall have the power to disclaim all or any portion of or interest in the Deceased Spouse’s property allocable to or otherwise passing to the Survivor’s Trust or the Marital Disclaimer Trust. Notwithstanding any other provision of this Trust Agreement, if the Surviving Spouse effectively disclaims all or any portion of his or her interest in the property in or passing to the Survivor’s Trust, the portion of the property or interests so disclaimed shall immediately pass to the Marital Disclaimer Trust. Similarly, if the Surviving Spouse effectively disclaims all or any portion of his or her interest in the property in or passing to the Marital Disclaimer Trust, the portion of the property or interests so disclaimed shall immediately pass as provided in Section 4.4. In the event of a disclaimer, however, there shall first be deducted from the disclaimed property or interests the additional Estate taxes, if any, which may become payable because no marital deduction is allowable to the Deceased Spouse’s estate for the property or interests disclaimed.

Finally, notwithstanding any contrary provision in this Trust Agreement, if the Surviving Spouse disclaims any interest in property otherwise passing to him or her or for his or her benefit, the Surviving Spouse shall have no power, as a Trustee or otherwise, to distribute, allocate, or appoint income or principal from such disclaimed property to or for the benefit of any person other than himself or herself, whether by exercising a special power of appointment or the powers of a Trustee. Moreover, the Trustees shall keep a separate account for the property comprising the disclaimed interest and any power of appointment granted the Surviving Spouse over the property distributed to the Marital Disclaimer Trust shall not apply to such property.

8.4                               Disclaimers by Trustees. Any person granted any fiduciary power, authority, right, privilege, or discretion (“Fiduciary Power”) under this Trust Agreement or under the law applicable to this trust may at any time renounce, release, or disclaim all or any part of such Fiduciary Power. Unless otherwise expressly provided in the disclaimer, if any Fiduciary Power shall be disclaimed, the power shall cease to exist and shall not pass to any successor fiduciary. The disclaimer may expressly provide that the Fiduciary Power shall be exercisable by the remaining Trustees, if any, or any successor Trustees.

8.5                               Effective Disclaimers. To be effective, disclaimers must be in writing, signed by the disclaiming person, and irrevocable. Disclaimers shall be effective only upon delivery to the Trustees or to a court having jurisdiction over the administration of the trust.

ARTICLE 9

POWERS OF APPOINTMENT

The following provisions apply to Powers of Appointment granted under this Trust Agreement:

9.1                               Manner of Exercise. A Power of Appointment may be exercised by an acknowledged written instrument delivered to the Trustees during the beneficiary’s lifetime or by the provisions of the beneficiary’s Will (whether or not admitted to probate), but, in either case, only by specific reference to the power being exercised.

9.2                               Permissible Donees--Powers Exercisable by the Surviving Spouse. A General Power of Appointment granted to the Surviving Spouse may be exercised in favor of any person or entity without limitation: A Limited Power of Appointment granted to the Surviving Spouse may be exercised only in favor of our issue.

9.3                               Terms and Conditions of Exercise. Any Power of Appointment granted to a beneficiary may be exercised outright or in further trust, in such shares and on such terms and conditions as the holder may specify.

9.4                               Limitation on Appointments in Favor of Spouses of Issue. Notwithstanding the provisions of Section 9.3, no portion of a trust may be appointed outright in favor of a spouse of our issue. Any appointment in favor of a spouse of our issue must be in trust, and the maximum benefits that may be given to such spouse are: (1) the right to income from the trust for his or her lifetime (or a unitrust amount not to exceed five percent (5%) of the net value of the trust assets valued as of the first day of each taxable year of the trust); and (2) the right to receive principal payments as determined by the Trustees for the spouse’s proper health, maintenance, support, and education, after taking into consideration the spouse’s outside income and resources that are known to the Trustees.

ARTICLE 10

PAYMENT OF DEBTS AND EXPENSES

The following provisions shall apply upon the death of each of us to the payment of our debts and expenses.

10.1                        Payment of Debts and Expenses. Upon the death of each of us, the Trustees may pay on behalf of the deceased Settlor from his or her share of the trust estate, in the manner and at the time the Trustees determine, any and all of the deceased Settlor’s outstanding unsecured debts (including unpaid tax liabilities arising prior to the Settlor’s death and interest and penalties imposed on those tax liabilities), expenses of last illness, burial and funeral claims, expenses of estate administration, any allowances by court order for those persons dependent upon the deceased Settlor, and any other proper expenses of the deceased Settlor’s estate. In making such payments, the Trustees shall charge the community debts (except last illness and burial and funeral expenses) to our community property. All other debts and expenses shall be charged to the Deceased Spouse’s separate property and his or her one-half share of community property as set forth in Section 10.3.

10.2                        Payment from Trust. The Trustees are authorized to pay from the assets of the trust the deceased Settlor’s debts and expenses that the deceased Settlor’s Executors may request. If there are insufficient assets in the deceased Settlor’s probate estate to make any gifts provided under the deceased Settlor’s Will or to pay the deceased Settlor’s debts and expenses, or if there are sufficient assets in the deceased Settlor’s probate estate but, in the sole judgment of the Trustees, it would be to the advantage of the estate that those gifts or payments be made from the assets in the trust, the Trustees may pay from the assets of the trust all of those gifts, debts, and expenses. If the assets of the deceased Settlor’s probate estate (exclusive of residential real property and tangible personal property) are insufficient to pay all unsecured debts, funeral expenses, and expenses of administration, the Trustees may pay to the deceased Settlor’s estate from the principal of the trust estate that amount that the deceased Settlor’s Executors may request for those purposes. The Trustees shall not be under any duty to take part in determining the amount of those debts or expenses, and may rely upon the written certification of the deceased Settlor’s Executors for the amount to be paid as authorized by these provisions. The

Trustees shall be under no duty to see to the application of any such payment. The Trustees shall not require any reimbursement for payments made to the deceased Settlor’s Executors.

10.3                        Charging of Payments. Debts and expenses paid by the Trustees, as authorized above, shall first be charged against and paid from assets or the proceeds from assets subject to the federal estate tax on the deceased Settlor’s estate but which do not qualify for the marital deduction. If possible, those payments shall not be made from or charged against property otherwise qualifying for the federal estate tax marital deduction or property exempt from GST tax, but shall be made from other trust property. Those amounts shall not be prorated or apportioned against any beneficiary’s interest under this Trust Agreement. The Trustees shall also make payments in a manner to preserve, in so far as is possible, all tax exemptions applicable to life insurance proceeds that become part of the trust estate. In allocating the payment of expenses, the Trustees shall have the power to determine which expenses are chargeable to income or principal or partly to each. In making these determinations, the Trustees shall be guided by the principles set forth in the California Uniform Principal and Income Act, but the final determination of the Trustees shall control and be binding.

ARTICLE 11

PAYMENT OF ESTATE TAXES

Except as otherwise expressly provided in our respective Wills and this Trust Agreement, any and all Estate taxes imposed on or payable with respect to property included in the deceased Settlor’s gross taxable estate, including property in the deceased Settlor’s probate estate or held as part of the deceased Settlor’s share of the trust estate, shall be apportioned, charged, and paid as set forth below. For these purposes, the trust estate shall include property subject to probate administration passing from a Settlor’s probate estate to the trust estate by reason of a Settlor’s death.

11.1                        General Rule: Estate Taxes Shall Be Prorated. Except as otherwise expressly provided, Estate taxes imposed on property includible in the deceased Settlor’s gross taxable estate shall be equitably prorated and apportioned among, charged to, and paid by the persons who receive the property subject to the Estate taxes (including the separate trust estates of the trusts created under this Trust Agreement), as provided in Probate Code §§20100 through 20225 and the applicable provisions of the I.R.C. In accordance with Probate Code §20100(e), the proration shall be based on the federal estate tax value of the property.

11.2                        Property Excluded from Apportionment of Estate Taxes. No Estate taxes shall be apportioned to, charged against, or paid from the following property.

(a)                                 Tangible Personal Property and Specific Gifts. No Estate taxes shall be apportioned to, charged against, or paid from any tangible personal property or specific gifts made by us under our respective Wills or this Trust Agreement.

(b)                                 Gifts to Charitable Organizations. No Estate taxes shall be apportioned to, charged against, or paid from any gift made to a charitable organization that qualifies for a charitable deduction under I.R.C. §2055.

(c)                                  Marital Deduction Gifts. No Estate taxes shall be apportioned to,

charged against, or paid from any property qualifying for the marital deduction under I.R.C. §2056.

(d)                                 Other Property Excluded from Apportionment. No Estate taxes shall be apportioned to, charged against, or paid from any other property excluded from the measure of Estate taxes by reason of any exemption, exclusion, or deduction applicable to the property, or because of (i) provisions of our respective Wills or this Trust Agreement that expressly exclude the property from taxation; (ii) the relationship between the deceased Settlor and the beneficiary of the property; or (iii) the character of the property. All such property shall pass free of Estate taxes.

11.3                        Property Charged with Incremental Estate Tax. The general rule of proration shall be further modified as set forth below.

(a)                                 QTIP Property. All Estate taxes imposed on QTIP property includible in a Settlor’s gross taxable estate under I.R.C. §2044 shall be apportioned to, charged against, and paid from the QTIP property as provided under I.R.C. §2207A. If, however, any QTIP property is exempt from GST tax pursuant to I.R.C. §2631, the QTIP property is relieved of the obligation to pay Estate taxes and the Trustees may determine whether and to what extent to allocate the increment in Estate taxes to the holders or recipients of the QTIP property. Notwithstanding the foregoing, if a reverse QTIP election is made under I.R.C. §2652(a)(3), no Estate taxes shall be charged against or paid from the QTIP property subject to the election.

(b)                                 Property Subject to Power of Appointment. All Estate taxes imposed on property includible in a Settlor’s gross taxable estate under I.R.C. §2041 by reason of a general power of appointment held by the deceased Settlor shall be charged to and paid from the property. Further, we direct that the amount of the general power of appointment property equal to the Estate taxes attributable to the value of the property shall be paid to the Trustees, to be held in this trust and used to pay Estate taxes. The amount of Estate taxes attributable to the property shall equal (i) the amount of all Estate taxes imposed on the Settlor’s taxable estate (including the value of the general power of appointment property), less (ii) the amount of all Estate taxes that would have been imposed on the Settlor’s taxable estate excluding the value of the general power of appointment property.

(c)                                  Property Subject to Life Interest. Any increment in Estate taxes attributable to other property in which a deceased Settlor had a life interest or a term interest that did not end prior to his or her death (including a life estate or life income interest) and which is included in the deceased Settlor’s gross taxable estate shall be borne by the holder or recipient of that property.

11.4                        Collection of Estate Taxes. As to property included in a Settlor’s gross taxable estate, but not in the deceased Settlor’s probate estate or in the possession or control of the Trustees, the Trustees are authorized to collect and recover the amount of Estate taxes owed by reason of this property from the persons possessing or receiving the property, which persons shall be charged with and shall pay the Estate taxes as provided in this article. The Trustees and the Executors may petition the probate court for an order prorating Estate taxes pursuant to Probate Code §20120.

11.5                        Abatement. Notwithstanding the other provisions of this article, if all other assets are insufficient to pay the Estate taxes, then the Estate taxes shall be apportioned among, charged against, and paid from the property otherwise passing free from Estate taxes in accordance with Probate Code §§20100 through 20225 and applicable federal estate tax laws.

11.6                        Reserves. The Trustees may establish reserves from trust income and principal that they consider necessary for the payment of Estate taxes.

11.7                        Tax Elections. The Trustees shall have the power, in their discretion, to take any action and to make any election to minimize the tax liabilities of our probate estates, any trust, and the beneficiaries. The Trustees may make those elections and allocations under the tax laws as they deem advisable. The Trustees may, but shall not be required to, allocate the benefits of an election among the various beneficiaries or make adjustments in the rights of any beneficiaries or between the income and principal accounts to compensate for the consequences of any tax election or any investment or administrative decision made by the Trustees that may have had the effect of directly or indirectly preferring one beneficiary or group of beneficiaries over another.

ARTICLE 12

THE APPOINTMENT OF TRUSTEES

The following provisions shall apply to the appointment, designation, and removal of the Trustees of each of the trusts established under this Trust Agreement.

12.1                        Our Powers of Appointment, Designation, and Removal. During our joint lifetimes, we shall have the power to appoint, designate, and remove, with or without cause, Trustees and Cotrustees. We may appoint or designate individuals or entities to serve as Trustee. We may appoint or designate Trustees to serve alone, to serve with both or either of us, or to serve with other persons and to serve currently or in the future. We may also prescribe the conditions and terms governing the actions, authority, and duties of the Trustees we appoint or designate. Further, we may designate a series of persons to serve as Trustees following our deaths or following the death, resignation, or inability, failure, or refusal to serve of any Trustee. There shall be no limit on the number of times we may exercise the foregoing powers. The appointments and designations shall be in writing and shall be filed with the current Trustees of the trust. All our appointments and designations shall be revocable and amendable by us unless we provide otherwise. All our appointments and designations shall continue to be effective after our deaths and shall take precedence over the appointments made under any other provisions of this article.

12.2                        Initial Trustees. Pursuant to our powers to appoint Trustees, we appoint ourselves as the initial Trustees under this Trust Agreement. If either of us becomes unwilling or unable to serve as Cotrustee, the other of us shall serve alone as sole Trustee.

12.3                        Successor Trustees.

(a)                                 The Surviving Spouse’s Right to Appoint, Designate, and Remove Trustees. Upon the death of the Deceased Spouse, the Surviving Spouse shall have the right to exercise the power to appoint, designate, and remove Trustees reserved to us under Section 12.1. The Surviving Spouse may appoint any individual (including himself or herself) or entity to serve as a Trustee of any one or more of the established trusts under this Trust Agreement, and remove that person and appoint and remove successor Trustees. The Surviving Spouse shall have the power to remove any person appointed or designated by both of us to serve as Trustee. The Surviving Spouse shall have no liability for the acts or omissions of any person appointed by him or her to serve as a Trustee. Further, the Surviving Spouse shall have the right to renounce the power granted him or her to appoint and remove Trustees by delivering a written renunciation to the current Trustees of the trust.

(b)                                 Named Successor Trustees. If both of us become unable or unwilling to serve as Trustees, we appoint Christina Paddock and Anne-Marie Pedersen to serve as Cotrustees of each of the trusts established under this Trust Agreement. If either of Christina Paddock and Anne-Marie Pedersen should fail or become unable or unwilling to serve as Trustee, the other Trustee shall serve alone.

12.4                        Filling Vacancies. If a vacancy in a Trustee position is not filled as otherwise provided in this Trust Agreement, a successor Trustee shall be appointed by a majority of the beneficiaries currently entitled to receive trust income, or if none, a majority of beneficiaries who are entitled to distribution in the discretion of the Trustees (with the guardian of any minor beneficiary acting on his or her behalf). If the beneficiaries entitled to appoint the successor trustee fail to act, the court having jurisdiction over the trust shall appoint one or more Trustees upon the application of any former Trustee or any trust beneficiary, current or contingent.

12.5                        Temporary Incapacity of a Trustee. If, due to illness or other cause, an individual Trustee is temporarily, but not permanently, unable to give prompt and intelligent consideration to the financial and administrative matters affecting the trusts for which he or she serves as Trustee, the other Trustees may, during such temporary incapacity, make any and all decisions regarding the trust estate as though the incapacitated Trustee were not then serving. In determining the temporary incapacity of an individual Trustee, the other Trustees may rely on a certificate or other written statement from a licensed physician who has examined the incapacitated individual Trustee. The other Trustees shall incur no liability whatsoever to any beneficiary as a result of any action taken under this section.

12.6                        Removal of Trustees. Following the death of both of us, a majority of the current beneficiaries of any trust currently entitled to receive trust income, or if none, a majority of beneficiaries who are entitled to distribution in the discretion of the Trustees, may remove any corporate Trustee (with or without cause). Notwithstanding Section 12.4 any corporate Trustee removed by the majority of the current beneficiaries shall be replaced only with a corporate Trustee. In addition, a majority of the current beneficiaries of any trust currently entitled to receive trust income, or if none, a majority of beneficiaries who are entitled to distribution in the discretion of the Trustees, with the concurrence of a majority of the presumptive remainder beneficiaries of such trust, may remove any individual Trustee of the trust, provided at least one presumptive remainder beneficiary joins in the exercise of this power. The natural or legal guardians of any minor beneficiary shall exercise the vote of such minor beneficiary.

12.7                        Effective Dates. Any and all appointments, designations, removals, or revocations affecting a Trustee position shall be made by a written instrument executed by the person entitled to make the appointment, designation, removal, or revocation. The written instrument shall be effective upon its delivery to the current Trustees of the trust affected; provided, however, that the appointment of a successor Trustee or Cotrustee shall become effective only upon the new Trustee’s written acceptance of the appointment and the delivery of this written acceptance to the person who appointed him or her, the other Trustees, or the current beneficiaries.

12.8                        No Bond. No bond or other security shall be required of any Trustee named in this Trust Agreement or of any Trustee appointed or designated in the manner provided under this Trust Agreement unless the terms of the appointment or designation require a bond. The foregoing provisions shall apply whether the Trustee serves alone or together with one or more other Trustees.

ARTICLE 13

THE APPOINTMENT OF SPECIAL TRUSTEES

13.1                        Power to Appoint Special Trustee. The current Trustees may appoint one or more individuals or corporate Trustees to serve as a Special Trustee. A Special Trustee shall have all the rights and powers granted to the Trustees under this Trust Agreement solely and exclusively with reference to the subject matter and duties and responsibilities specified by the persons appointing the Special Trustee, such as making discretionary distributions to certain beneficiaries (including beneficiaries who are Trustees) or managing specific trust property.

13.2                        Scope and Exclusivity of Special Trustee’s Powers. While serving, a Special Trustee shall have all the rights and powers necessary to carry out the duties and responsibilities specified with respect to the matters under the Special Trustee’s authority, including, limited by the scope of those duties and responsibilities, all rights and powers granted to the Trustees under this Trust Agreement for the administration and management of the trust estate. A Special Trustee also shall have all special powers granted by the persons appointing the Special Trustee. The powers granted to the Special Trustee shall not limit or restrict the powers granted to the Trustees, except that while the Special Trustee is serving, no other Trustee may exercise the powers granted to the Special Trustee with respect to the subject matter reserved exclusively to the management and discretion of the Special Trustee.

13.3                        Protection Provided Special Trustee. Except as otherwise expressly provided by the persons appointing the Special Trustee, a Special Trustee shall be entitled to all the protection provided the Trustees under Article 14. However, the Trustees shall determine the compensation to be paid to the Special Trustee and the trust assets from which the compensation will be paid.

ARTICLE 14

THE PROTECTION PROVIDED THE TRUSTEES

The following provisions shall apply to each of the trusts established under this Trust Agreement.

14.1                        Resignation. Each Trustee shall have the right to resign his or her position at any time without the consent of any beneficiary or the approval of any court. A Trustee shall have the right to resign as Trustee of one or more separate trusts created under this Trust Agreement without resigning as Trustee of all separate trusts. A Trustee may resign for any reason by delivering a written resignation signed by him or her to the other currently serving Trustees. The resignation shall be effective according to its terms. But, if the resigning Trustee is the sole Trustee, the resigning Trustee shall continue to be responsible for the trust property until it is delivered to the successor Trustee and shall continue to hold title and custody to the trust assets and administer the trust assets and perform the actions that are reasonably necessary to preserve the trust property and to complete the Trustee’s administration of the trust, until a successor Trustee has been appointed and has accepted the position of Trustee.

14.2                        Compensation. As to each separate trust, the Trustees shall be entitled to pay themselves a reasonable compensation for the performance of their duties and services rendered as Trustees. A Trustee that is a corporation or partnership shall be entitled to compensation for its services in the amount and at the time specified in its Schedule of Fees and Charges established from time to time by it for the administration of trust accounts of a character similar to this one and in effect when services are rendered. This compensation may be paid without prior court approval. All Trustees shall be reimbursed for reasonable expenses actually and properly incurred by them in the administration of the trusts for which they serve as Trustees.

The Trustees also are authorized to pay to the attorneys and accountants retained by the Trustees to advise them in the administration of the trust those amounts for fees and costs as the Trustees shall determine in their discretion. The Trustees are authorized to pay these fees and costs without first obtaining approval of the trust beneficiaries or the court having jurisdiction over the trust. These fees and costs shall not be offset against the compensation payable to the Trustees.

A Trustee may waive his or her right to compensation for his or her services to be rendered to the trust estate. The waiver must be in writing and signed by the person in advance of rendering the services for which compensation is being waived. A waiver may be limited in duration or limited to specific services.

14.3                        Dual Compensation. A Trustee serving as a director, officer, partner, or employee of any corporation, partnership, or other business in which the trust owns an interest shall also be entitled to receive reasonable compensation for his or her services rendered as Trustee in addition to the compensation being paid to him or her by such business. The compensation paid to the Trustee in either capacity shall not be offset against the other. A Trustee who is an investment advisor, attorney, accountant, or other professional shall not be disqualified from rendering professional services to the trust and being compensated on a reasonable basis therefore in addition to any compensation that he or she otherwise is entitled to receive as Trustee. Neither shall a firm with which a Trustee is associated as a partner, officer, or employee be disqualified from dealing with, rendering services to, or discharging duties for the trust and being compensated therefore on a reasonable basis. A Trustee is authorized to retain himself or herself or any firm with which he or she is associated to render investment, legal, accounting, or other professional services. Fees may be paid for such services without respect to such relationship and without respect to any agreement that the Trustee may have with his or her firm concerning the division of fees and commissions after complying with the requirements of Probate Code §15687, if applicable.

14.4                        Right of Indemnification and Reimbursement. A Trustee shall be entitled to indemnification and reimbursement from the trust estate of which that person serves as Trustee for any expense, loss, damage, liability, costs, or claim (including, without limitation, attorney’s fees and costs of litigation) incurred by the Trustee by reason of any act performed or omitted to be performed by the Trustee, acting in good faith, in the administration of the trust. The Trustee shall be deemed to have acted in good faith on behalf of the trust if the Trustee acted in a manner reasonably believed by the Trustee to be within the scope of his or her authority and in the best interest of the trust and its beneficiaries. Notwithstanding the foregoing, a Trustee shall not be indemnified or reimbursed with respect to any expense, loss, damage, or claim incurred by reason of any breaches of trust, by acts or omissions, committed intentionally, with gross negligence, in bad faith, or with reckless indifference to the interests of the beneficiaries.

14.5                        Notice to the Trustees. Until the Trustees receive written notice of any birth, marriage, death, or other event affecting the rights of beneficiaries to payments or distributions from the trust, the Trustees shall incur no liability to any persons whose interests may have been affected by that event for payments or distributions made by the Trustees in good faith as though the event had not occurred.

14.6                        Confidentiality of Trust Agreement. Except as otherwise provided in this Trust Agreement, the Trustees shall not disclose the contents of this Trust Agreement, or the fact of its existence unless required to do so by law or applicable regulation, regulatory authorities, or legal process, without our prior written consent. The Trustees may, however, disclose the terms of this Trust Agreement where necessary to carry out their powers, to enforce the rights and remedies belonging to the trust, or as required by a court in its supervision of the trust. The Trustees may also disclose the contents of this Trust Agreement to persons employed by them to advise or assist them in the administration of the trusts, including attorneys and accountants, provided these professionals agree to keep the disclosed information confidential on the same terms as provided in this section.

14.7                        Disclosure to the Beneficiaries. During our lifetimes, the Trustees shall have no duty to provide any information regarding the trust to anyone other than us. After the Deceased Spouse’s death, the Trustees shall have no duty to provide any information regarding the trust or subtrusts created under this Trust Agreement to any one other than the Surviving Spouse, except as required by law. Prior to the death of the Surviving Spouse, the Trustees shall have no duty to disclose to any beneficiary other than the Surviving Spouse the existence of this trust or any information about its terms or administration, except as required by law.

14.8                        Reports and Accounts. We hereby waive all statutory requirements, including the requirement under Probate Code § 16062(a), that the Trustees of any trust created under this Trust Agreement render a report or account to the beneficiaries of the trust. The Trustees shall not be required to make any current reports or render any annual or other periodic accounts to any trust beneficiary or to any court, whether or not required by statute, except pursuant to court order. The Trustees may take action for the approval of their accounts at the times and before the courts, or without court proceedings, as they determine in the exercise of their discretion. Any Trustees’ account may, at the Trustees’ option, either be settled pursuant to the provisions of Probate Code §16060 et seq. or by sending the account to all beneficiaries of such trust, at their respective last known addresses by certified mail, return receipt requested. Unless written objections are received by the Trustees within one hundred eighty (180) days of mailing such account, the account and all transactions set forth in the account shall be deemed settled and approved. The Trustees shall pay the costs and expenses of such action, including the compensation and expenses of accountants, attorneys, and guardians, from the principal or income, or both, of the trust as they determine.

14.9                        Our Right to Release Trustees. We, acting together or the survivor of us acting alone, reserve the right to execute a release, with or without an account, approving the administration of the trust by the Trustees. A release shall discharge the Trustees from any accountability and liability to us or our estates or to any other persons interested or claiming to be interested in the trust as to all matters covered by the release or in the account, if any, with the same effect as if an account of the Trustees for the period concerned had been judicially settled and allowed in a proceeding to which these other persons (including all interested persons) were parties. No beneficiary other than us or our Executors shall have the right to question or assert any liability by the Trustees for the Trustees’ acts or omissions during our lifetimes.

14.10                 Right of Trustees to Secure Releases. As to each separate trust, the Trustees are authorized to secure from any beneficiary a full and complete release from any and all liabilities arising from the Trustees’ administration of the trust and the beneficiary’s written approval of any account or report of the Trustees. The release or approval shall be binding and conclusive upon the beneficiary and upon all of the beneficiary’s issue (including then unborn, unknown, and unascertained issue) and other successors in interest who may then have or later acquire any interest in the separate trust. All written instruments to be delivered to or executed by a beneficiary may be delivered to or executed by the legally appointed conservator of any incompetent beneficiary or a parent or legal guardian of a minor beneficiary. When so delivered or executed, the written instrument shall be binding upon the beneficiary and shall be of the same force and effect as if delivered to or executed by a beneficiary acting under no legal disability. The foregoing provisions shall apply to all reports, statements, accounts, releases, and notices, as well as documents appointing, removing, or designating Trustees. However, the Trustees may not condition the performance of their duties on the delivery of such a release.

14.11                 Consultation with Legal Counsel. The Trustees may retain and consult with legal counsel on any matters related to the administration of the trusts created under this Trust Agreement or the construction or interpretation of this Trust Agreement, and we encourage the Trustees to do so. The Trustees may select the legal counsel to advise or represent them, and the Trustees are expressly authorized to pay the fees and costs of the legal counsel from the trust estate. The time, place, subject matter, and content of any such consultation with legal counsel, all communication (written or oral) between the Trustees and legal counsel, and all work product of legal counsel shall be privileged and confidential and shall be absolutely protected and free from any duty or right of disclosure to any successor Trustee or any beneficiary and any duty to account. The Trustees shall, however, include the amount of any disbursement for the legal counsel fees and costs in any report or account prepared by the Trustees for the period during which the expenses were paid.

14.12                 Reliance on Experts and Others. The Trustees shall be entitled to rely on the information, opinions, reports, or statements (including financial statements and other financial data) prepared by their managers, attorneys, accountants, brokers, investments counselors, and other experts, even if they are associated with a Trustee, prepared by such persons as to matters which the Trustees reasonably believe to be within that person’s profession or expert competence, and shall not be liable for losses resulting therefrom. The Trustees may act without independent investigation upon the recommendations of any attorneys, auditors, accountants, investment advisers, appraisers, or other qualified experts retained by the Trustees, even if they are associated or affiliated with the Trustees. The written opinion of any such expert submitted to the Trustees shall be a full and complete authorization and protection with respect to any action taken or not taken by the Trustees in good faith.

14.13                 Extent of Liability. We do not want the Trustees to be personally liable for their good faith efforts in administering the trust estate.

(a)                                 In general. A Trustee shall not be personally liable to the trust or its beneficiaries, and shall be held harmless, for any loss, expense, damage, or claim incurred by the Trustee by reason of any act performed or omitted to be performed by the Trustee, acting in good faith, in the administration of the trust. The Trustee shall be deemed to have acted in good faith on behalf of the trust if the Trustee acted in a manner reasonably believed by the Trustee to be within the scope of his or her authority and in the best interest of the trust and its beneficiaries. Further, a Trustee shall not be personally liable for obligations arising from the Trustee’s ownership or control of trust property or for torts committed in the course of the Trustee’s administration of the trust unless the Trustee is personally at fault. Notwithstanding the foregoing, a Trustee shall be personally liable for his or her breach of trust by acts or omissions, committed intentionally, with gross negligence, in bad faith, or with reckless indifference to the interests of the beneficiaries, and as to any profit that the Trustee derives from any breach of trust.

(b)                                 While trust is revocable. During our lifetimes, the Trustees shall follow all written directions given from time to time to them by us or by the person or persons to whom we delegate the right to direct the Trustees. In consenting to and carrying out those directions, the Trustees shall not be liable to any person having a vested or contingent interest in the trust for any act performed or omitted pursuant to those directions. Moreover, the Trustees may follow those directions regardless of any fiduciary obligations to which the directing party may also be subject. These provisions shall be construed consistently with Probate Code §§16001 and 16462.

(c)                                  As to other Trustees. The liability of the Trustees is further limited as follows.

(i)                                    As to prior Trustees. No successor Trustee shall be responsible or liable for any acts, omissions, or default of any prior Trustee. Unless requested in writing by a beneficiary within 60 days of the appointment of the successor Trustee, no successor Trustee shall be required or have any duty to review or investigate the actions or omissions of a prior Trustee. A successor Trustee shall not be required or have any duty or obligation to review, audit, or examine the transactions, accounts, or records of any prior Trustee, or any allocation of the trust estate made by any prior Trustee. No successor Trustee shall have any obligation to take any action to obtain redress for any breach of trust by any prior Trustee unless instructed by a court to do so. Each Trustee is responsible only for those assets that are actually delivered to the Trustee’s custody or control.

(ii)                                As to Cotrustees. A Trustee shall be liable to the beneficiaries for the acts or omissions of a Cotrustee only as provided in Probate Code §16402.

(d)                                 As to agents and investment managers. We want the Trustees to be able to rely on the advice of professionals hired to advise them. Accordingly, the Trustees’ liability is further limited as follows.

(i)                                    As to agents. A Trustee shall be liable to the beneficiaries for the acts or omissions of an agent only as provided in Probate Code §16401.

(ii)                                As to investment managers. A Trustee shall not be liable for the acts or omissions of any investment manager, or be under an obligation to invest or otherwise manage any asset that is subject to the management of an investment manager.

(e)                                  As to taxes. We want the Trustees to be aggressive in minimizing the taxes, including estate and income taxes, imposed on the trust estate. Accordingly, the Trustees shall not be liable for any accuracy-related penalty, such as is currently imposed under I.R.C. §6662, arising from the preparation and filing of any income tax or estate tax return.

(f)                                   Liability insurance. Individual Trustees may carry errors and omissions or fiduciary liability insurance and may charge the premiums to trust income or principal, or both, as a cost of administration.

ARTICLE 15

THE AUTHORITY OF THE TRUSTEES

The following provisions shall apply to each of the trusts established under this Trust Agreement. A successor Trustee shall be vested with all the rights, powers, and authority of an original Trustee.

15.1                        Trustee Authority. Except as otherwise expressly provided, all successor Trustees upon commencing to serve as Trustee shall immediately become vested with all the rights, titles, powers (including discretionary powers), and obligations, with like effect as if named as an initial Trustee. Where this Trust Agreement states that the Trustees “shall” perform an act, the Trustees are required to perform that act. Where this Trust Agreement states that the Trustees “may” do an act or Trustees are “authorized” to act, the Trustees are expressly permitted or authorized to do the act described, and their decision to do or not to do the act shall be made in the Trustees’ sole discretion in the exercise of their fiduciary powers and duties. The decision of the Trustees as to all discretionary actions and decisions shall be conclusive and binding on all persons.

15.2                        Release of Power or Authority by a Trustee. The Trustees, or any one or more of them, may at any time release, surrender, disclaim, relinquish, either in whole or in part, or may reduce or restrict in scope, any of the powers, rights, authority, or discretion granted to the Trustees under this Trust Agreement, either expressly or implied. Such action shall be taken by means of a written notice filed in the records of the trust, signed and dated by the releasing Trustee, and mailed to all of the adult current beneficiaries. Unless otherwise specified by the releasing Trustee, any such action as it affects that Trustee shall be irrevocable. Such action shall be effective only as to the Trustee giving such written notice and shall in no way affect the rights, powers, authority, and discretion of successor Trustees. The powers, rights, authority, or discretion released or restricted shall continue to exist as to all Trustees and successor Trustees other than the releasing Trustee.

15.3                        Trustees’ Consideration of Beneficiary’s Other Assets. Except as otherwise provided in this Trust Agreement, in exercising their discretion to distribute trust funds to any beneficiary, the Trustees may, but shall not be required or have any duty to, consider all income and assets, including other sources of income or financial support, reasonably available to the beneficiary, as are actually known to the Trustees. The Trustees shall have no duty of inquiry as to the property owned by or held for the benefit of the beneficiary. In making discretionary distributions from any trust created under this Trust Agreement, the Trustees may rely absolutely upon a declaration executed under penalty of perjury by the beneficiary describing his or her expenses and financial needs and any other financial resources available to him or her, without further investigation. The Trustees may continue to rely upon a declaration until otherwise advised in another declaration from the beneficiary.

In making principal distributions to the Surviving Spouse from any trust held for his or her benefit the following additional rules shall apply. The Trustees shall use their best efforts not to make distributions of principal to the Surviving Spouse from a trust estate that will not be includible in the Surviving Spouse’s gross taxable estate until the principal of the trust estates that will be includible in the Surviving Spouse’s taxable estate has been substantially exhausted. It is not, however, our intent to force sales of assets that are being used by the Surviving Spouse for his or her living requirements, such as his or her residence or automobiles, nor to force a sale of any assets that would result in a sale disadvantageous to the owner of such assets because of market conditions or timing.

15.4                        Limitation on Discretion of a Beneficiary Serving as Trustee. Notwithstanding any other provisions of this Trust Agreement, a Trustee who is also a beneficiary of the trust shall not have, and shall not participate in the exercise of, the power to use, apply, or distribute trust principal for his or her own benefit, except as necessary to provide for his or her health, education, maintenance, and support in his or her accustomed manner of living. Further, a Trustee who is also a beneficiary of the trust shall not participate in the exercise of any power to advance or loan funds to himself or herself or to guarantee or secure any debt of such beneficiary/Trustee.

15.5                        Voting. While more than two Trustees are serving, the decision of the majority of the Trustees shall prevail and be binding with respect to all matters affecting the trust estate. If one or more Trustees are excluded or precluded from participating in making a decision with respect to a particular matter, the remaining Trustees acting by majority vote shall make the decision. Any act by or instrument executed by the majority of the Trustees shall constitute the action of the Trustees as if done by all Trustees. Any dissenting or nonconcurring Trustee shall not be liable to any person for the action or failure to act of the other Trustees acting by majority vote.

15.6                        Delegation by One Trustee. Each Trustee may at any time, by a signed revocable instrument, delegate to another Trustee the exercise of all or less than all of the powers conferred on a Trustee. Nonetheless, the delegating Trustee shall be liable for the proper exercise of the delegated powers by the other Trustee.

15.7                        Delegation by All Trustees. The Trustees may delegate their powers to one or more of the Trustees in a writing signed by all of them. The writing must state the powers delegated to the particular Trustees and provide a date when the delegation will terminate automatically if not previously terminated. Any delegation shall be revocable by any one Trustee in a writing delivered to the delegate. Trustees acting pursuant to a delegation shall have the authority to bind the trust and third persons may rely on their authority to act for the trust. Any act by or instrument executed by Trustees acting pursuant to this delegation shall constitute the action of the Trustees as if done by all Trustees.

15.8                        Delegation of Power to Expend. The Trustees may delegate to one or more of the Trustees, for any period, the power to bind the trust in any transaction obligating the trust to expend up to or less than a certain sum of money as specified by the delegating Trustees. The Trustee to whom the power is delegated may be the sole signatory of all checks necessary to accomplish the expenditure. The Trustees may also delegate to a property management company authority to be the sole signatory of all checks written on behalf of the trust relating to real estate owned by the trust or on checks written on behalf of the trust in an amount less than the amount specified by the Trustees.

15.9                        Delegation of Investment Authority. The Trustees, acting by majority vote, may delegate to one or more Trustees or to agents (including independent investment advisors, investment counsel or managers, banks, or trust companies) the power and authority to act for the Trustees in the investment and reinvestment of trust assets. The Trustees, acting by majority vote, may also authorize the payment of compensation for investment advisory or management services. The Trustees may delegate to the retained investment counsel the power to instruct the custodian of trust property with respect to all matters affecting the property, and the custodian shall comply with those instructions.

15.10                 Agents. The Trustees may act under this Trust Agreement through an agent or attorney-in-fact acting under a power of attorney duly executed by the Trustees.

15.11                 Dealing with the Trustees. In accordance with Probate Code §18100, if a third person dealing with the Trustees or assisting them in the conduct of a transaction acts in good faith and for a valuable consideration and without actual knowledge that the Trustees are exceeding the Trustees’ powers or improperly exercising them, the third person is not bound to inquire whether the Trustees have power to act or are properly exercising a power and may assume without inquiry the existence of a trust power and its proper exercise. That third person shall be fully protected in dealing with or assisting the Trustees just as if the Trustees have and are properly exercising the powers the Trustees purport to exercise. In addition, that person has no duty to see to the application of any money paid or property transferred to or upon the order of one or more Trustees.

15.12                 Reliance on Representations by the Trustees. A third person dealing with the Trustees also shall be fully protected in relying on written statements of fact, certified or declared under penalty of perjury by any one or more of the persons who appear from the original or certified copy of this Trust Agreement (or documents of appointment) to be a Trustee or successor Trustee, regarding the Trustees’ authority to act under this Trust Agreement, the calling of any meeting of the Trustees, the giving of any notice of a meeting, the action taken at a meeting, and other facts concerning the trusts established under this Trust Agreement. Anyone may rely on a copy of this Trust Agreement certified by a Trustee, by the Trustee’s legal counsel, or by a Notary Public, to be a counterpart or true copy of this Trust Agreement.

15.13                 Reliance on the Authority of Trustees. No persons or organizations employed by the Trustees or retained by the Trustees as provided in this article shall be required to oversee or supervise the activities of the Trustees or to inquire into the Trustees’ powers, authority, or discretion. Each person or organization so employed or retained may rely implicitly upon the written instructions of the Trustees with respect to the property and business of the trust, including instructions of the Trustees to deal directly with investment counsel employed by the Trustees. In no event shall any person or organization so employed or retained be liable for any act or omission of any Trustee in which that person or organization may also have participated.

ARTICLE 16

THE POWERS OF THE TRUSTEES

Subject in all instances to their fiduciary duties and the limitations set forth elsewhere in this Trust Agreement, with regard to the entire trust estate and all trusts established under this Trust Agreement, the Trustees shall have all the powers described below, all powers granted by law (including all the powers set forth in Probate Code §16220 et seq.), and all powers reasonably necessary to carry out their duties as Trustees to administer, manage, protect, and invest the trust estate. The Trustees in their discretion, without court approval, authorization, or supervision, may exercise these powers except as expressly required in this Trust Agreement.

16.1                        To Accept Property. The Trustees may accept or receive additions and contributions to the trust estate from either of us or any other person and hold the property in trust under the provisions of this Trust Agreement. If the Trustees receive property from another fiduciary and if the Trustees believe the action to be in the best interests of the trust estate, the Trustees are authorized to waive an accounting from the fiduciary, to approve his other actions, to consent to his or her proposed actions, and to consent to his or her discharge.

16.2                        To Disclaim or Reject Property. The Trustees may renounce or otherwise disclaim all or any part of any interest in property passing to the trust, by gift or bequest, and any right, power, privilege, or discretion granted the Trustees under this Trust Agreement. The Trustees may reject any property or interest in property passing to the trust, including property that by reason of hazardous materials or substance the Trustees determine (after investigation at the expense of the trust) would be detrimental to the trust purpose.

16.3                        To Retain Property. The Trustees may retain trust property received at the inception of the trust or at any other time, from either of us or any other person until, in the judgment of the Trustees, disposition or distribution of the property should be made. The property may be retained even though the property is unproductive, is property in which a Trustee is personally interested or in which the Trustee owns an undivided interest personally or as trustee of another trust, or there is known or later discovered to be hazardous materials or substances requiring remedial action pursuant to environmental laws. Notwithstanding Probate Code §§16048 and 16049, the Trustees shall have no duty to dispose of any part of the trust property included in the trust at the time of its creation, or later added to the trust by either of us or another person, that would not be a proper investment for the Trustees to make. The Trustees may, without liability, continue to hold that property. The Trustees may hold trust property in bearer form so that title may pass by delivery, or in the name of any one Trustee or a nominee without indication of any fiduciary capacity by the nominee. The Trustees may keep all or part of the trust property at any place within the United States or abroad.

16.4                        To Operate a Business. The Trustees may continue or participate in the operation of any business or other enterprise (including a partnership as a general or limited partner and a limited liability company as a member or a manager) that is part of the trust property for as long as the Trustees deem advisable, at the risk of the trust estate and not at the risk of the Trustees. The Trustees may incorporate, dissolve, or change the form of the organization of the business or enterprise, or operate it as a partnership or limited liability company, or in any other form. The profits and losses from any business or other enterprise shall be chargeable to and borne by the trust, and not the Trustees. A Trustee, as an individual, may continue to be a shareholder, director, officer, employee, member, manager or partner of any business or enterprise in which the trust holds any interest.

16.5                        To Invest and Reinvest Trust Property. The Trustees may invest and reinvest trust property (including income and principal) in any kind of property, whether real, personal, or mixed, including (1) real property (including leaseholds; royalty interests; interests in mines, oil and gas wells, timberlands, and other wasting assets), (2) intangible personal property (including common and preferred stock and all other kinds of securities (on margin or otherwise); investment company shares, mutual funds, index funds, common trust funds (including any common trust fund under the management of a corporate trustee) and other sole or collective business and investment vehicles; interests in partnerships (whether as a general or limited partner); commodities; governmental obligations of every kind; obligations of corporations or unincorporated associations; and patents, copyrights, trademarks, and other intangible rights), and (3) tangible personal property (including precious metals, works of art, and other collectibles). The Trustees are authorized to establish and maintain brokerage accounts, including margin accounts, for the purpose of purchasing, acquiring, possessing, pledging, hypothecating, selling and otherwise disposing of, and generally dealing in and with any of the foregoing types of investments.

16.6                        To Administer Securities. The Trustees may purchase, exchange, or sell stocks, bonds, futures contracts, and other securities, and puts, calls, straddles, and other options. The Trustees may maintain brokerage accounts, including margin and commodity accounts, and in connection with such accounts, may borrow, pledge securities, make short sales, and sell on margin or otherwise. With respect to all securities held by in the trust estate, the Trustees may exercise the rights, powers, and privileges, and responsibilities of an owner, including the right to vote; to give general or limited proxies; to pay calls, assessments, and other sums; to participate in voting trusts, pooling arrangements, foreclosures, reorganizations, consolidations, mergers, and liquidations; to deposit securities with and transfer title to any protective or other committee; and to exchange, exercise, or sell stock subscription or conversion rights. The Trustees may also accept and retain as an investment any securities received through the exercise of any of the foregoing powers.

16.7                        To Conduct Banking Activities. The Trustees may establish financial accounts of any kind, including checking, money market, and savings accounts, with any bank, savings and loan association, credit union, brokerage firm, or other financial institution (including such accounts in the banking department of a Trustee that is a corporation or partnership). The Trustees may deposit trust funds into such accounts, withdraw funds from such accounts, and transfer funds among such accounts. The Trustees may designate in writing the persons, whether or not Trustees, who may conduct such banking activities, and the financial institutions may rely, without liability, on such designations.

16.8                        To Purchase and Sell Trust Property. The Trustees may buy, purchase, acquire, sell, convey, dispose of, exchange, or otherwise transfer any trust property, or any interest in property, for cash or on credit, at public or private sale, with or without notice, and for the prices and upon the terms as the Trustees determine. The Trustees may grant or acquire options and rights of first refusal involving the acquisition or disposition of any trust property.

16.9                        To Manage Trust Property. The Trustees may manage, control, divide, develop, improve, repair, exchange, partition, change the character of, or abandon trust property or any interest in trust property. The Trustees may enter into a lease for any purpose as lessor or lessee with or without the option to purchase or renew and for a term within or extending beyond the term of the trust. The Trustees may amend or extend existing leases. The Trustees may also demolish or remove buildings or other improvements on trust property.

16.10                 To Borrow Money and Encumber Trust Property. The Trustees may borrow money for any trust purpose from any person upon such terms and conditions as may be determined by the Trustees, and obligate the trust to make repayment from trust property. We or the Trustees may loan or advance funds to the trust, and the loans or advances together with the interest charged shall be treated as a first lien on the trust estate until repaid. The Trustees may also encumber, mortgage, or pledge trust property for a term within or extending beyond the term of the trust in connection with the exercise of any power vested in the Trustees, or to create restrictions, easements, or other servitudes on trust property.

16.11                 Providing Guarantees. The Trustees may guarantee any indebtedness incurred by either of us, or by any entity owned directly or indirectly by either of us or by the trust, as we may direct.

16.12                 To Make Loans. The Trustees may loan or advance trust property of any kind (including money) for any trust purpose to any person on terms and conditions as determined by the Trustees, subject to limitations stated in this Trust Agreement. The Trustees may make loans out of trust property to the current beneficiary on terms and conditions that the Trustees determine are fair and reasonable under the circumstances, and guarantee loans to the current beneficiary by encumbrances on trust property.

16.13                 To Purchase Liability Insurance. The Trustees may purchase and pay the premiums on policies to insure the property of the trust estate against damage or loss and to insure the Trustees against liability with respect to third persons. The Trustees shall not be liable for any omission to purchase any type or amount of insurance. The premiums shall be a proper expense to be charged against the trust.

16.14                 To Purchase and Administer Life Insurance. The Trustees may purchase, own, and pay the premiums on life insurance on the life of either of us, and collect the proceeds of life insurance policies payable to the trust. The Trustees shall have the power to compromise, arbitrate, or otherwise adjust any claim, dispute, or controversy arising under any policy payable to the trust and shall have authority to initiate, defend, settle, and compromise any legal proceeding necessary in the Trustees’ discretion to collect the proceeds of any policy. The Trustees’ receipt to any insurer shall be a sufficient release of the insurer. The insurer shall not be under any duty to inquire concerning the Trustees’ application of the policy proceeds.

16.15                 To Pay, Contest, and Settle Claims. The Trustees may pay or contest any claim; settle a claim by or against the trust by compromise, arbitration, or otherwise; and release, in whole or in part, any claim belonging to the trust.

16.16                 To Litigate. In accordance with their duties to enforce claims and defend actions as set forth in Probate Code §§16010 and 16011, the Trustees may prosecute or defend actions, claims, or proceedings for the protection of the trust estate and the Trustees in the performance of their duties.

16.17                 To Deal with Environmental Hazards. The Trustees may deal with matters involving the actual or threatened contamination of trust assets (whether real or personal) by hazardous substances, or involving compliance with environmental laws and regulations, including conducting environmental assessments, audits, and site monitoring, and taking remedial action (whether or not required by governmental authorities) to contain, clean up, or remove any environmental hazard.

16.18                 To Pay and Allocate Trust Expenses. The Trustees may pay taxes and other assessments imposed on the trust estate or trust income; reasonable compensation of the Trustees and of the employees and agents of the trust; and other expenses incurred in the collection, care, management, administration, and protection of the trust estate. In allocating the payment of expenses, the Trustees shall have the power to determine which expenses are chargeable to income or principal or partly to each. The Trustees are authorized, but not directed, to allocate and charge post-death expenses incurred in the administration of the trusts or sub-trusts to post-death income. In particular, all expenses of administration claimed as income tax deductions may be entirely allocated to and charged against post-death income. In making these determinations, the Trustees shall be guided by the principles set forth in the California Uniform Principal and Income Act, but their final determination shall be binding.

16.19                 To Hire and Employ Persons. The Trustees may hire and employ persons (including individuals, corporations, partnerships, associations, and other companies), including accountants, attorneys, auditors, investment advisers, appraisers, or other agents or experts, even if they are associated or affiliated with a Trustee, to advise or assist the Trustees in the performance of their duties and obligations. The Trustees may grant discretionary authority to such persons, but may not delegate either the administration of the trust or acts that are not delegable except as expressly provided in this Trust Agreement.

16.20                 To Maintain Custody. The Trustees may keep any or all of the trust property at any place in California or elsewhere, within the United States or abroad, or with a depository or custodian at those places. If no bank or trust company is acting as sole or a Cotrustee hereunder, the Trustees are authorized to appoint a bank or trust company as custodian for securities and any other trust assets. Any appointment shall terminate when a bank or trust company begins to serve as sole or as a Cotrustee under this Trust Agreement. The custodian shall keep the deposited property; collect and receive the income and principal; and hold, invest, disburse, or otherwise dispose of the property or its proceeds (specifically including selling and purchasing securities and delivering securities sold and receiving securities purchased) upon the order of the Trustees. The custodian shall not be liable to any person interested in the trust for any action taken pursuant to the order or instructions of the Trustees or their authorized agents.

16.21                 To Use a Nominee. The Trustees may hold securities or other property of the trust estate in the names of the Trustees, in the name of a nominee, or in street name accounts with brokers, or in the name of a custodian (or its nominees) selected by the Trustees, with or without disclosure of this Trust Agreement. The Trustees shall be responsible for the acts of such custodian, broker, or nominee affecting such property. The Trustees may also acquire and retain securities in unregistered form so that ownership passes by delivery.

16.22                 To Execute and Deliver Instruments. The Trustees may execute and deliver all documents and instruments (including checks withdrawing or disbursing trust funds, stock powers, deeds and other conveyances, receipts, releases, contracts, and other agreements and transfer documents) which are needed to accomplish or facilitate the exercise of the powers vested in the Trustees, and to disclose the provisions of this Trust Agreement whenever in the Trustees’ discretion disclosure is appropriate.

16.23                 Other Powers.

(a)                                 The Trustees may invest in obligations of the United States Government as authorized in Probate Code §16224.

(b)                                 The Trustees may deposit trust funds at reasonable interest in any of the accounts listed in Probate Code §16225, whether or not the account is insured by a government agency or collateralized. The accounts may be maintained in the name of any one of the Trustees or in the name of a nominee.

(c)                                  The Trustees may make repairs, alterations, and improvements, and perform the other acts affecting trust property as authorized in Probate Code §16229.

(d)                                 The Trustees may develop land in the ways authorized in Probate Code §16230.

(e)                                  The Trustees may enter into leases and other arrangements regarding minerals as authorized in Probate Code §16232.

(f)                                   The Trustees may grant or take options as authorized in Probate Code §16233.

(g)                                  The Trustees may exercise the powers granted in Probate Code § 16234 (voting rights), Probate Code §16235 (payment of calls and assessments), Probate Code §16236 (stock subscriptions and conversions), and Probate

Code §16237 (consent to change in form of business and participation in voting trusts).

(h)                                 The Trustees may hold securities as authorized in Probate Code §16238, and deposit securities in a securities depository as authorized in Probate Code §16239.

ARTICLE 17

SPECIAL DISCRETIONARY POWERS OF THE TRUSTEES

The following provisions shall apply to each of the trusts established under this Trust Agreement.

17.1                        To Deal with Our Estates. The Trustees may loan money to and borrow money from, sell property to and buy property from, exchange property with, and otherwise deal with, on reasonable, arm’s-length terms (including adequate security, fair market prices, and market rates of interest), our estates or the Trustees of other trusts created by us, for the purpose of providing liquidity to the estates or trusts or for any other purpose. The Trustees shall not be obligated to make any such loans or purchases.

17.2                        To Sell Trust Assets. The Trustees may sell trust assets to obtain cash with which to pay our debts, income taxes, Estate taxes, expenses of administration, and other liabilities of the trust, or to satisfy pecuniary gifts provided for under this Trust Agreement. The Trustees’ selection of assets to be sold for these purposes, and the tax effects of that selection, shall not be subject to question by any beneficiary. Property, assets, or funds otherwise excludable from a Settlor’s gross estate for federal estate tax purposes shall not be used to make any of these payments.

17.3                        To Postpone Distributions. Notwithstanding other provisions of this Trust Agreement, the Trustees shall have the power to postpone the distribution of any fractional portion or part of the principal of any trust estate or of an entire trust estate of any trust created under this Trust Agreement for any person other than either of us if the Trustees determine that there is a compelling reason to postpone the distribution. Compelling reasons shall include, but are not limited to, a serious disability, drug addiction or dependency, a pending divorce, a potential financial difficulty, pending or threatened litigation, a serious tax disadvantage, or similar substantial cause affecting the beneficiary who otherwise would be entitled to the distribution. In that event, the distribution from or termination of any trust may be postponed, and any postponement may be continued from time to time, up to and including the entire lifetime of the beneficiary. During the postponement, the retained portion or part of the trust estate shall be administered under the same terms as applied immediately prior to the postponement.

17.4                        To Determine Values and Allocate Property. The Trustees, in their discretion, shall determine the valuations of trust property for purposes of divisions, allocations, and distributions, and those valuations, reasonably determined, shall be final and binding on all beneficiaries and other persons having an interest in the trust. The Trustees may adjust any valuations retroactively if a different valuation is finally determined for federal estate tax purposes. The Trustees are authorized to effect the division, allocation, or distribution of trust property in divided or undivided interests, in cash or in kind or partly in both, pro rata or non-pro rata, as the Trustees shall determine, and to sell any property in connection with the division, allocation, or distribution if the Trustees deem that action necessary or appropriate. A distribution in kind may be made pro rata or non-pro rata, and a beneficiary may receive all or a portion of any asset as part of a distribution or allocation in kind. The Trustees may allocate or distribute property (or the right to receive property) which is subject to estate tax and federal income tax as income in respect of a decedent (“IRD”) to any one or more of the trusts created under this Trust Agreement or the beneficiaries of any trust; in such case, other trust assets shall be used to equalize any disproportionate allocation or distribution of items of IRD to any one or more trusts or beneficiaries. In making such divisions, allocations, and distributions, the Trustees are not required to consider the income taxes bases of such assets or the potential income tax consequences to the beneficiaries receiving the assets.

17.5                        To Make Allocations between Principal and Income. Except as expressly provided otherwise herein, the Trustees shall be governed by the provisions of the then existing California Uniform Principal and Income Act in determining which funds shall be classified as income or principal and which expenses shall be chargeable to income or principal, but if any matter related to such determination is not provided for either in this Trust Agreement or in said law, the Trustees shall have the authority to determine such matter, according to the recognized rules of good trust accounting practice.

17.6                        To Retain or Purchase Unproductive or Under-productive Property. The Trustees may retain, purchase, or otherwise acquire property that is unproductive or under-productive of current income. Because of the substantial potential for appreciation presented by unproductive assets such as unimproved real estate and growth stocks, we want the Trustees to have broad discretion to acquire those assets. The Trustees shall have a duty to make the trust property productive (Probate Code § 16007), but property may be made productive by appreciation in value as well as by the production of income. The Trustees may acquire and retain assets for appreciation as part of a portfolio that produces a reasonable level of current income.

17.7                        To Invest Trust Assets Together. Each of the trusts and trust shares created under this Trust Agreement shall be a separate trust for trust, accounting, tax, and all other purposes. The Trustees shall keep an account for each trust and may, but shall not be required to, segregate trust assets. Rather, the Trustees may invest together the property of the separate trusts, allotting to each separate trust its proportionate undivided interest in the collective fund. The undivided interest always shall be equal to that trust’s proportionate contribution to the mingled assets.

17.8                        To Consolidate Trusts. If a trust is to be established or exists under this Trust Agreement for a beneficiary for whom another trust has been established under this Trust Agreement, the Trustees may allocate the property for the one trust to the other trust. Similarly, if either of us has established a trust for a beneficiary for whom a trust is to be established or exists under this Trust Agreement, and the dispositive provisions of that trust are substantially the same as the dispositive provisions of the trust to be established or existing under this Trust Agreement, the Trustees may transfer the property for the trust to be established or existing under this Trust Agreement to the Trustees of the other trust, to be held on the terms of that other trust. Further, where the dispositive provisions of each trust or trust share are substantially similar, the Trustees shall have the discretion to combine any trusts or trust shares into one trust because of changed circumstances, litigation among beneficiaries, administrative difficulties, or other reasons suggesting a need for such a combination. A combination must not materially impair the interests of any beneficiaries. Trusts may be combined or consolidated whether created inter vivos or by will, by the same or different trust instruments, by the same or different Settlors, whether the Trustees are the same, and regardless of where the trusts were created or administered. When combining trusts, however, the Trustees shall only combine Exempt Trusts with other Exempt Trusts.

17.9                        To Divide Trusts. With respect to all trusts established under this Trust Agreement, the Trustees shall have the discretionary power, exercisable without need of court approval, to divide the trust into two or more separate trusts for any purpose, including, without limitation, any of the following purposes.

(a)                                 To create one or more separate trusts to hold the qualified and nonqualified portions of any trust where an election has been properly made to qualify a portion but not all of the trust for the federal estate tax marital deduction.

(b)                                 To create one or more separate trusts that qualify as a qualified S corporation shareholder or as any other type of special trust provided for under the I.R.C.

(c)                                  To create one or more separate trusts with assets completely exempt from any application of any generation-skipping transfer tax. If the Trustees exercise the election provided by I.R.C. §2652(a)(3) as to any trust, the Trustees are authorized in their discretion to hold the property of the trust in two separate fractional share trusts, one in an amount equal to the Deceased Spouse’s GST exemption allocated to the trust and one in an amount equal to the balance of the property of the trust.

(d)                                 To create one or more separate trusts to accomplish other proper tax planning purposes.

(e)                                  To create a separate trust as to any share or portion of a trust disclaimed by a beneficiary, and to sever the disclaimed portion to be administered as a separate trust.

(f)                                   To create a separate trust for each current income beneficiary of a trust or trust share, and to divide any trust along family lines to be administered as separate trusts.

(g)                                  To create one or more separate trusts because of changed circumstances, litigation among beneficiaries, administrative difficulties, or other reasons suggesting a need for a division.

The allocation of property between or among separate trusts created from a single trust or trust share may be unequal in amount and in the type of assets, and the division may be non-pro rata. The fair market values of the trust property at the date or dates of allocation shall be used in making the allocations. All trusts so established shall be designated and named by the Trustees and the property allocated to the divided trusts shall be held and administered under the same terms and provisions as would have applied to the undivided trust or trust share. With regard to planning for the marital deduction, the QTIP election, the S corporation election, the GST tax inclusion ratio, the reverse QTIP election, or other tax purposes, this power to divide trusts shall be exercised in a manner that complies with the I.R.C. and applicable Treasury regulations.

17.10                 To Terminate Trusts. We recognize that circumstances may change so that continuation of a trust provided for in this Trust Agreement may not be in the best interests of its current beneficiary, taking into account all relevant factors, including the costs of administration and tax consequences. Accordingly, after the death of the Surviving Spouse, the Trustees may for any reason terminate any trust created under this Trust Agreement and distribute any remaining trust estate, including principal and undistributed income, to any one or more of the current beneficiaries or the presumptive remainder beneficiaries of the trust in those proportions as the Trustees determine, in a manner that conforms as nearly as possible to our intention. In exercising their discretion to terminate a trust, the Trustees may, but shall have no obligation to, consider the interests of any person other than the current income beneficiary, including any remainder beneficiaries.

If the Trustees determine that the size of a trust does not warrant the cost of continuing that trust or that continued administration of any trust would be impractical for any reason, the Trustees, without further responsibility or liability, may transfer that trust property outright to the person or persons then authorized or entitled to the income from it. If the principal of the trust has a fair market value less than fifty thousand dollars ($50,000), a decision of the Trustees to distribute the trust shall not be subject to question by anyone.

The existence of spendthrift or similar protective provisions in this Trust Agreement shall not make this section inapplicable. A Trustee may not terminate a trust under this section if the Trustee is a beneficiary of the trust or has a duty of support for the beneficiary of the trust.

17.11                 To Permit Use of Personal Residence. The Trustees are authorized to permit us and, following our deaths, the current beneficiary of a trust to occupy rent-free any residence held in the trust and to use the furnishings in the residence. The Trustees shall pay from the trust all taxes, insurance premiums, assessments, costs of repairs, and maintenance for these residences. The Trustees may sell the residence and, in their discretion, acquire other residences from trust property. The Trustees may also permit the guardian of a minor current beneficiary of the trust, along with the guardian’s family, to reside rent free with the minor beneficiary in the residence so long as the minor beneficiary is entitled to reside there.

17.12                 To Maintain Residence. The assets of the Marital Disclaimer Trust shall be used by the Trustees to maintain a residence for the Surviving Spouse, including all adjacent land owned by us and the furnishings in the residence. The Trustees shall pay from income or principal, or both, all liens and encumbrances on the residence; all taxes, insurance premiums, and costs for repairs, maintenance, and services rendered for the residence; and all costs for utilities supplied to the residence, including telephone and cable. The Trustees shall also pay the expenses incurred by the Surviving Spouse to employ persons to work in or about the residence.

The Trustees, with the approval of the Surviving Spouse, may substitute another residence for that owned by the trust. No new residence shall cost more to acquire than the greater of (1) the acquisition cost to the trust of the then-current residence or (2) the amount actually realized upon the sale of the residence.

17.13                 To Hold Personal Articles in Trust. If the Trustees of any trust receive furniture or furnishings, household items, clothing and other personal effects, or vehicles or accessories to vehicles, the Trustees may distribute that property to the current beneficiary or beneficiaries of the trust, at the times and in the manner the Trustees, in their discretion, determine to be proper. In addition, the Trustees may allow the current beneficiaries to use this property. Neither the Trustees nor any beneficiary who uses this property shall be liable to other beneficiaries for permitting the use of this property or for the loss or damage of this property.

17.14                 To Make Distributions from Qualified S Trusts. The Trustees are authorized to distribute to the beneficiary of any trust that has made a qualified S Corporation election under I.R.C. §1361 et seq. from income or principal, or both, funds sufficient to pay the federal and state income taxes imposed on the beneficiaries for the income or gain passing to the beneficiary from the S Corporation. No such distribution is required.

ARTICLE 18

DISINHERITANCE

We have intentionally omitted from this Trust Agreement any provision for any of our heirs, descendants, issue, relatives, or other persons who are not named, mentioned, designated, or described in this Trust Agreement. We have intentionally omitted any person who would be a pretermitted heir under the provisions of the California Probate Code or other applicable law and those persons referred to in California Probate Code §§21600 through 21623. We generally and expressly disinherit each and every person whomsoever claiming to be and who may be determined to be our heirs at law, except as they are otherwise expressly provided for in this Trust Agreement.

ARTICLE 19

NO CONTEST

19.1                        No Contest Clause. We want the greatest deterrence against interference with our estate plan that the law allows. To that end, we direct that all Contestants (as defined below) shall take none of our property and nothing from our probate estate, the trust estate of any trust created by us, or the property passing under any Protected Instrument (as defined below). All Contestants are hereby expressly disinherited. Any and all gifts or property that otherwise would have gone to Contestants shall be forfeited and shall pass as if the Contestants (including all of them) had predeceased us without leaving living issue. Notwithstanding the foregoing, this no contest clause shall not be violated by any Permitted Action (as defined below).

19.2                        Contestant. “Contestant” shall mean and include any and all of the following persons:

(a)                                 Any person who undertakes, directly or indirectly, a “Direct Contest.” A “Direct Contest” means a contest that alleges that a Protected Instrument or one or more of its terms or provisions is invalid, void, or a nullity based on one or more of the following grounds: (1) forgery; (2) lack of due execution; (3) lack of capacity; (4) menace, duress, fraud, or undue influence; (5) revocation of a Will pursuant to California Probate Code Section 6120, revocation of a trust pursuant to California Probate Code Section 15401, or revocation of an instrument other than a Will or trust pursuant to the procedure for revocation that is provided by statute or by the instrument itself; and (6) disqualification of a beneficiary under California Probate Code Section 6112 or Section 21350.

(b)                                 Any person who files, directly or indirectly, a pleading or prosecutes any action or proceeding to challenge a transfer of property by us on the grounds that it was not our property at the time of the transfer, whether such transfer occurred before or at our death, including (a) any person who files or prosecutes any action or proceeding, during our lifetime or following our death, to change the ownership title of our property already characterized in a document executed by us, and (b) any person who files a pleading asserting any claim that we entered into an oral agreement providing for the disposition or transfer of title to property to such person or others in any way inconsistent with the provisions of a Protected Instrument providing for the disposition of such property.

(c)                                  Any person who files a creditor’s claim or prosecutes an action based on any creditor’s claim, against this Trust Agreement, our probate estate, or any property owned by us, [except as to a creditor’s claim evidenced by a written promissory note signed by us and claims related to our medical and funeral expenses incurred within a month of our death].

“Contestant” shall also include any person who assists or conspires with any Contestant as defined above.

19.3                        Protected Instrument. “Protected Instrument” shall mean and include any and all of the following documents executed by us or by our authorized agent or conservator on our behalf and existing as of the date of the instrument containing these no contest provisions:

(a)                                 The Trust Agreement or any amendment to the Trust Agreement;

(b)                                 Our Wills or any codicil to our Wills;

(c)                                  Any beneficiary designation governing the disposition of our property (including any designation under an insurance policy, employee benefit plan, deferred compensation plan, retirement plan, or annuity);

(d)                                 Any instrument, contract, agreement, or other document (“Will Substitute”) providing for or directing the disposition of our property;

(e)                                  Any other document governing the disposition of our probate estate, the trust estate, or our other property; and

(f)                                   Any and all amendments to the foregoing documents and instruments.

19.4                Permitted Actions. “Permitted Actions” shall mean and include any and all of the following actions:

(a)                                 The disclaimer of any right or interest under a Protected Instrument;

(b)                                 Any action by our Executors or Trustees to confirm ownership of our property in our probate estate or the trust estate;

(c)                                  The participation in a mediation or settlement discussion or the filing of a petition for settlement or compromise affecting the terms of any Protected Instrument;

(d)                                 The filing of any petition or the taking of other action by the Trustees or our Executors seeking judicial construction or interpretation of any Protected Instrument; and

(e)                                  The commencement of any proceeding for declaratory relief to determine whether any action by any person would constitute a contest under these provisions.

19.5                        Expenses of Contest. The Trustees and the Executors serving under our Wills are expressly authorized to defend against any and all of the actions described in this Article, including any contest or attack of any nature upon a Protected Instrument or any of its provisions. All expenses incurred in the defense of any of the actions or matters described in this Article shall be paid, as the Trustees determine, from either our probate estate or the trust estate as expenses of administration. If, however, a Contestant is or becomes entitled to receive any property or property interests included in our probate estate or the trust estate, whether under this Trust Agreement, our Wills, or any other Protected Instrument, then all expenses incurred by the Trustees or our Executors in the defense of the actions undertaken by the Contestant shall be charged against and paid from the property or property interests that the Contestant otherwise would be entitled to receive, whether or not the Trustees or our Executors were successful in the defense of the Contestant’s actions.

ARTICLE 20

RULE AGAINST PERPETUITIES: MAXIMUM DURATION OF TRUSTS

Notwithstanding any other provision of this Trust Agreement, unless terminated at an earlier date, all trusts created under this Trust Agreement (including any interest created by the exercise of any limited power of appointment granted under this Trust Agreement, other than an appointed trust in which some or all of the appointed interests are allowed a new perpetuities period because of a new power of appointment or withdrawal conferred by the exercise of the original power) shall terminate one day prior to the date that is twenty-one (21) years after the date of death of the last survivor of the class of persons consisting of us, our issue, and the issue of our grandparents living on the Deceased Spouse’s date of death, and each natural person who is designated in this Trust Agreement by name as a beneficiary. Any trust created by the exercise of a general power of appointment granted under this Trust Agreement shall terminate as provided in the instrument by which the power is exercised.

Upon termination, the Trustees shall immediately distribute the remaining trust estate of each separate trust to the person or persons who would have been entitled to receive income distributions from the trust estate if it had not been terminated under this provision. If more than one person would have been entitled to receive income distributions, the Trustees shall immediately distribute the property among these persons in the proportions in which income would have been distributed to them. If these proportions are not described in this Trust Agreement, the Trustees shall distribute the property in the proportions they determine in the exercise of their discretion. If no person would have been entitled to receive income distributions, but the income would have been held for possible distribution to one or more persons, the Trustees shall immediately distribute the property among those persons in the proportions in which income could have been distributed to them, or if those proportions cannot be determined from this Trust Agreement, in the proportions as the Trustees determine in the exercise of their discretion. If no person is identified under the foregoing provisions, the remaining trust estate shall be distributed to the presumptive remainder beneficiaries of the remaining trust estate, in proportion to their respective interests, or if none, to those persons and in those shares as determined by the Trustees, in their discretion, taking into account the other terms of this Trust Agreement.

Notwithstanding the foregoing provisions of this article, no trust shall terminate pursuant to the provisions of this article if the trust would otherwise be legally valid and lawfully permitted to continue under applicable state law without the application of the provisions of this article. For purposes of this provision, the state law of the situs of the trust as of the time such determination is to be made shall be the applicable state law.

ARTICLE 21

SPENDTHRIFT PROVISIONS

The following provisions shall apply only as to the separate irrevocable trusts established under this Trust Agreement following the Deceased Spouse’s death. These provisions shall not, however, enable the Trustees to withhold any distributions otherwise payable to the Surviving Spouse.

21.1                        No Voluntary Transfers of Trust Interests. A beneficiary’s interest in trust income or principal shall not be subject to his or her voluntary transfer. Specifically, a beneficiary (including the Surviving Spouse as a beneficiary) may not sell, transfer, assign, alienate, encumber, hypothecate, or otherwise dispose of his or her interest in trust income or principal. This provision does not, however, prohibit a beneficiary from exercising any power of appointment granted under this Trust Agreement or from disclaiming or renouncing at any time all or any part of his or her interest in trust property. Also, a beneficiary may assign the right to receive the actual payment of any sum otherwise distributable to him or her under this Trust Agreement to his or her own revocable living trust. Further, the Trustees may deposit in any account at any financial institution designated in writing by the beneficiary, to his or her credit, income or principal immediately payable to such beneficiary. Notwithstanding the foregoing, a beneficiary may transfer all or any part of his or her interest in the trust to one or more of his or her descendants or siblings.

21.2                        No Involuntary Transfers of Trust Interests. A beneficiary’s interest in trust income or principal also shall not be subject to involuntary transfer. Specifically, a beneficiary’s interest shall not be subject to the beneficiary’s liabilities, contracts, debts, or other obligations; to the claims of the beneficiary’s creditors or assignees or others; to the enforcement of a money judgment against the beneficiary; or to assignment, attachment, anticipation, levy, execution, garnishment, pledge, claims arising from bankruptcy proceedings, or any other form of legal or equitable levy or lien or legal process or proceedings. Income or principal of any trust created under this Trust Agreement shall not be used to discharge, in whole or in part, (1) the legal obligations of any person to support any beneficiary of the trusts, or (2) the legal obligation of any beneficiary to support any other person, except if required by court order.

ARTICLE 22

GENERAL TRUST PROVISIONS

The following provisions shall apply in all matters of construction and interpretation of this Trust Agreement.

22.1                        Rules of Construction. Unless the specific provision or term being construed or the context of the provision or term otherwise requires, and except as otherwise expressly provided in this Trust Agreement, the general provisions and rules of construction and interpretation set forth in the Probate Code and in this article and the definitions set forth in Article 23 (Definitions) shall govern the construction and interpretation of this Trust Agreement. Where the provisions and rules of construction or definitions set forth in the Probate Code and in this article and Article 23 conflict, the provisions and rules and definitions set forth in this article and Article 23 shall govern. As to any questions of construction or interpretation of this Trust Agreement, the construction or interpretation that would favor the Surviving Spouse and our children, in that order, shall be adopted or applied.

22.2                        Governing Law. This Trust Agreement has been executed in California, and its validity and construction, including the determination of all rights of the beneficiaries, shall be governed by the laws of California regardless of where the trusts are administered. Further, except as otherwise provided in this section, the trusts established under this Trust Agreement shall be administered in California regardless of where the Trustees or beneficiaries reside, and all matters and questions related to their administration shall be governed by the laws of California. Notwithstanding the foregoing, with the consent of a majority in percentage interest of all the beneficiaries of the trust then entitled to trust income (whether discretionary or not), the Trustees may transfer the situs of a trust established under this Trust Agreement to another state of the United States as they determine to be in the best interests of the trust beneficiaries. After any change of situs for a trust, the laws of the state of the new situs shall govern the administration of the transferred trust, but the validity of this Trust Agreement and its construction shall continue to be governed by the laws of California.

22.3                        Successors in Interest. This Trust Agreement shall be binding upon our heirs, executors, successors, and assigns, the Trustees and the successor Trustees, and all the beneficiaries and interested persons under this Trust Agreement.

22.4                        Court Supervision. Under California law the California courts have jurisdiction to consider petitions concerning each trust created by this Trust Agreement. We intend that the provisions of Probate Code §17000 et seq. shall be applicable to the trusts established under this Trust Agreement.

22.5                        References to Statutes. Whenever a reference is made to any portion of the Internal Revenue Code, the Probate Code, or to any other law, the statutory reference shall be construed to refer to the statutory section mentioned, related successor or substitute sections, and corresponding provisions of any subsequent law, including all amendments and additions.

22.6                        Gender, Tense, and Numbers. Unless the context clearly requires another construction, the masculine, feminine, and neuter genders shall each include the others as appropriate; the present tense shall include the past and future tenses, and the future tense shall include the present tense; and the singular number shall include the plural, and the plural shall include the singular.

22.7                        Effect of Headings. Article, section, and paragraph numbers and headings, as well as titles, used in this Trust Agreement are used for convenience of reference only and shall not be considered in the construction or interpretation of this Trust Agreement. They are not intended to have any legal effect or to affect the scope, meaning, or intent of the provisions of this Trust Agreement.

22.8                        Severability. If any part, clause, or provision of this Trust Agreement, or the application of any part, clause, or provision of this Trust Agreement to any person or circumstances, is held to be void, invalid, unenforceable, or inoperative, this invalidity shall not affect any other parts, clauses, or provisions or applications of this Trust Agreement that can be given effect without the invalid provision or application. The remaining provisions of this Trust Agreement shall be effective and fully operative as though the part, clause, or provision had not been contained in this Trust Agreement. To this end, the provisions of this Trust Agreement are severable.

ARTICLE 23

DEFINITIONS

The following definitions shall apply in all matters of construction and interpretation of this Trust Agreement.

23.1                        Administer. The term “administer” means to hold, manage, administer, allocate, and distribute.

23.2                        Agent. The term “agent” means (1) an individual’s attorney-in-fact acting under a power of attorney, to the extent the power of attorney specifically authorizes the attorney-in-fact to take the proposed actions, or (2) an individual’s court-appointed conservator or guardian, to the extent the conservator or guardian has obtained, from the court that appointed the agent as conservator or guardian, approval of its proposed actions at a hearing for which the Trustees received timely notice.

23.3                        Beneficiary. The terms “beneficiary” or “beneficiaries” mean a person to whom a donative transfer of property or a distribution from a trust is or could be made or that person’s successor in interest, and shall include an heir, devisee, legatee, a person with any interest in a trust, and any person entitled to enforce a charitable trust, as provided in Probate Code §24. “Income beneficiary” means a person currently entitled to receive distributions of net income from a trust or to whom distributions could be made by the Trustees in the exercise of their discretion.

23.4                        Charitable Organization. The term “charitable organization” means an organization or trust described in I.R.C. §170(c), §2055(a), and §2522(a) to which contributions or bequests are deductible for both federal income and estate tax purposes.

23.5                        Child, Parent, and Issue. The term “child” means any individual entitled to take as a child under the Probate Code by intestate succession from the parent whose relationship is involved. References to “child” or “children” mean descendants in the first degree of the parent designated. A child of ours shall include a child born or adopted after the execution of our respective Wills and this Trust Agreement. The term “parent” means any individual entitled to take as a parent under the Probate Code by intestate succession from the child whose relation is involved. The terms “issue” or “descendants” of a person means all the person’s lineal descendants of all generations, with the relationship of parent and child at each generation being determined by the definitions of parent and child. The term “grandchild” includes only a child of a child of the person referred to.

(a)                                 Limitations as to Adopted Children. The terms “child,” “children,” “issue,” and “descendant” shall include “adopted children.” The term “adopted children” means all persons adopted by someone other than us only if the person was adopted before reaching the age of eighteen (18), or lived in the home of the adopting parent before reaching the age of eighteen (18) if not actually adopted before that time. Anyone that we jointly adopt shall be included as a child of ours regardless of the adopted person’s age at the time of the adoption. An adopted child and the adopted child’s issue shall be considered issue of the adopting parent or parents and of anyone who is by blood or adoption an ancestor of the adopting parent or of either of the adopting parents.

(b)                                 Limitations as to Stepchildren and Foster Children. The terms “child,” “children,” “issue,” and “descendants” shall not include a foster child or a stepchild, even if a parent-child relationship existed between the foster parent and the foster child or between the stepparent and the stepchild.

23.6                        Deceased Spouse; Surviving Spouse. The term “Deceased Spouse” means the first of us to die. The term “Surviving Spouse” means the one of us who survives the other. If we die under circumstances where it cannot be established whether or not one of us survived the other, then it shall be conclusively presumed that each of us survived the other for purposes of administering our respective shares of the trust estate, and we direct that this Trust Agreement be so construed.

23.7                        Distribute. The term “distribute” means to pay directly to, or apply for the benefit of, the designated beneficiary, donee, or transferee or that person’s agent.

23.8                        Education. The term “education” shall include, but not be limited to, elementary, primary, secondary, college, graduate, postgraduate, and professional study or schooling, and vocational training, as well as instruction in drama, music, art, science, computers, and other subjects taught before or after a regular school day. Payments for education shall include tuition, books, supplies, tutors, and the beneficiary’s reasonable related living and travel expenses, including clothing, room and board, and a reasonable living allowance.

23.9                        Estate Taxes. The term “Estate taxes” means all estate, inheritance, transfer, succession, legacy, death, and other similar taxes, including any interest or penalties on these taxes, that may be imposed by reason of a Settlor’s death. “Estate taxes” excludes any income tax, generation-skipping transfer tax, excise tax, and other similar taxes.

23.10                 Executors. The term “Executors” means an executor, administrator, administrator with the will annexed, special administrator, personal representative, or a person who performs substantially the same function under the law of another jurisdiction governing the person’s status, including all successors or persons holding the office temporarily. If, however, there is no Executor serving within the United States, the term means the Trustees of this trust for purposes of the property held in the trust estate, as provided in I.R.C. §2203. The terms “Executor” and “Executors” each include both the singular and the plural.

23.11                 Expenses of Estate Administration. The term “expenses of estate administration” means those expenses incurred following the death of either of us by that spouse’s estate or by the Trustees of the trust that are deductible (whether or not so deducted) for estate tax purposes pursuant to I.R.C. §2053. Such expenses shall include attorney’s, appraiser’s, and accountant’s fees and all expenses incurred in determining the amount of any Estate tax.

23.12                 Federal Estate Tax Value. The term “federal estate tax value” means the value of property included in the deceased Settlor’s gross estate, valued either as of the deceased Settlor’s date of death or the alternate valuation date, as finally determined for federal estate tax purposes. The federal estate tax value of any property acquired after the deceased Settlor’s death shall be deemed to be its adjusted basis at the time of its acquisition as finally determined for federal income tax purposes. References to “adjusted gross estate” shall mean the deceased Settlor’s gross estate as finally determined for federal estate tax purposes, but excluding property includible in the deceased Settlor’s gross estate pursuant to I.R.C. §2044 and subtracting allowable deductions under I.R.C. §2053 and §2054.

23.13                 Generation-Skipping Transfer Tax. The terms “generation-skipping transfer tax” or “GST tax” refer to the federal generation-skipping transfer tax imposed by Chapter 13 of the I.R.C. The term “GST exemption” refers to the exemption provided in I.R.C. §2631(a).

“Unused GST exemption” means the amount of a person’s GST exemption that is then remaining available for allocation to property or a trust as to which the person is the transferor. A “GST exempt trust” is a trust that has an inclusion ratio of zero for purposes of the GST tax. A “GST nonexempt trust” is a trust that has an inclusion ratio of greater than zero for purposes of the GST tax. The terms “GST reverse QTIP election” or “reverse QTIP election” refer to the election provided for qualified terminable interest property under I.R.C. §2652(a)(3) to treat all of a QTIP trust as if, for purposes of the GST tax, the QTIP election had not been made.

23.14                 Gifts. The term “gifts” mean devises, legacies, bequests, and all other types of donative transfers, inter vivos and testamentary.

23.15                 Guardian. The term “guardian” means the court-appointed guardian of the person or estate of a minor person. The term “natural guardian” means the child’s parents.

23.16                 Health. The term “health” refers to all matters related to the health of the designated person, including medical, dental, hospital, and nursing expenses and expenses of home care and therapy incurred for the person’s benefit.

23.17                 Heirs at Law. The terms “heirs at law” or “heirs” mean the persons determined according to the California laws of intestate succession then in effect relating to separate property not acquired from a previously deceased spouse.

23.18                 Incapacity. The term “incapacity” when used with respect to any person appointed to serve or serving as Trustee shall have the following meaning. A person shall be considered to be incapacitated, and unable to serve or continue to serve as a Trustee, if the person is under a legal disability or by reason of illness or mental or physical disability is or would be unable to give prompt and intelligent consideration to the financial and administrative matters affecting the trust or trusts for which he or she serves as Trustee. The determination of a person’s inability at any time shall be made by either (1) the person’s primary physician, or (2) an order of a court appointing a conservator for that person.

23.19                 Interested Person. The term “interested person” includes (1) an heir, devisee, child, spouse, creditor, beneficiary, and any other person having a property right in or claim against the trust estate; (2) any person having priority for appointment as a fiduciary under this Trust Agreement; and (3) a fiduciary representing an interested person.

23.20                 Internal Revenue Code. The term “Internal Revenue Code” or “I.R.C.” means the United States Internal Revenue Code of 1986, as amended from time to time, and corresponding provisions of any subsequent federal internal revenue law.

23.21                 Investment Counsel. The term “investment counsel” means reputable, professional, independent, and disinterested investment counsel that is (1) currently managing at least five other accounts of equal or larger size, (2) compensated for services on a fee basis, but not on any percentage of the price of assets purchased or sold, and (3) not personally or financially interested in the sale or purchase of assets to or by the trust. The term “discretionary investment counsel” means investment counsel that has been given the authority to manage the investment of all or any portion of the trust estate with full discretion to act without seeking the approval of the Trustees as to individual transactions.

23.22                 Marital Deduction. The term “marital deduction” means the federal estate tax deduction allowed for transfers to or for a spouse under the provisions of I.R.C. §2056 or the federal gift tax deduction allowed for transfers under I.R.C. §2523. The term “marital deduction gift” means a transfer of property that is intended to qualify for the marital deduction.

23.23                 May and Shall. Wherever used in this Trust Agreement, the term “may” is discretionary and means the Executors or Trustees are authorized, at their option, to take or not take an action as they determine, in their sole discretion. The term “shall” is mandatory and means that the Executors or Trustees must take the designated action.

23.24                 Probate Code. The term “Probate Code” means the California Probate Code, as amended from time to time, and corresponding provisions of any subsequent California laws.

23.25                 Property. The term “property” means anything that may be the subject of ownership and includes real and personal property, tangible and intangible property, and any interest in such property.

(a)                                 The term “real property” (including any residence) includes the land (including all easements appurtenant to the land), all buildings and improvements on the land, all policies of insurance on the land and buildings and improvements on the land, and all oil, gas, mineral, and similar interests. A gift of real property, including any gift of a residence, shall be made subject to any and all liens, mortgages, deeds of trust, or other encumbrances on the property or secured by the property, whether or not recorded in the official county records.

(b)                                 The term “tangible personal property” includes clothing, jewelry, and other personal effects; household furniture, furnishings, equipment, and appliances (including rugs, linen, and other household decorations); china, silverware, glassware, crystal, and other household items of use and decoration; books, pictures, precious metals, works of art (including paintings, sculptures, and works on paper), antiques, stamp and coin collections, wine, and other collectibles; automobiles, boats, other vehicles, and accessories to vehicles; and other items of domestic, household, or personal use. “Tangible personal property” shall not include ordinary currency, cash, or bullion or property primarily held for investment purposes, such as investment funds, or any property held for use in a trade or business.

(c)                                  The term “intangible property” includes common and preferred stock and all other kinds of securities (on margin or otherwise); investment company shares, mutual funds, index funds, common trust funds (including any common trust fund under the management of a corporate trustee) and other sole or collective business and investment vehicles; interests in partnerships (whether as a general or limited partner); commodities; governmental obligations of every kind; obligations of corporations or unincorporated associations; and patents, copyrights, trademarks, and other intangible rights, such as rights in literary or musical properties, rights in works of art, contract rights, publishing rights, and rights to a deceased personality’s name, voice, signature, photograph, or likeness.

23.26                 QTIP Property. The term “QTIP property” means “qualified terminable interest property” as defined in I.R.C. §2056(b)(7). The term “QTIP election” means an election under I.R.C. §2056(b)(7) to treat all of the property allocated to a trust or all of a trust as QTIP property. A “QTIP trust” means a trust with respect to which a valid QTIP election has been made.

23.27                 Residence. The term “residence” means that dwelling or dwellings, as the case may be, in which either of us normally lived prior to either of our deaths. The term “residence” includes the fixtures, exterior planting, built-in appliances, and other items that in the ordinary course of the sale and purchase of the dwellings would remain in or be regarded as part of the dwellings.

23.28                 Residue. The term “residue” means the property remaining after the payment of all expenses of administration and debts and the distribution of all specific gifts and tangible personal property, and before the payment of Estate taxes. Estate taxes shall be handled separately, and shall be paid and charged as specifically provided in this Trust Agreement.

23.29                 Right of Representation. The term “right of representation” means that the property shall be distributed, divided, or taken in the manner provided in Section 246 of the Probate Code. Unless otherwise specified, distributions or allocations of property to or among children or issue, and among successor beneficiaries, shall in all cases be made in the manner provided in Section 246 of the Probate Code.

23.30                 Share. The term “share” means a beneficiary’s proportional interest as determined by the provisions of this Trust Agreement in the principal and accumulated income of the trusts established under this Trust Agreement.

23.31                 Survivorship. The term “survive” or “survivorship” means to live for at least thirty (30) days past the designated event. No beneficiary shall be considered to have survived a Settlor’s death, the death of a prior beneficiary, or the event terminating any trust (and be entitled to any trust funds) unless the beneficiary survives for at least thirty (30) days after the event. Any beneficiary required to survive any other person, who fails to survive the other person by thirty (30) days, shall be deemed to have predeceased that person. If it cannot be established whether a beneficiary has survived by thirty (30) days, the beneficiary shall be deemed to have failed to survive for the required time. Except as otherwise expressly provided, any gift or bequest to any person made contingent upon the survivorship of that person shall lapse and shall not be made if the conditions of survivorship stated in this section or elsewhere in this Trust Agreement are not met. The lapsed gifts or bequests shall pass instead as part of the residue of the trust from which the gifts or bequests were directed to be made. The foregoing provisions shall not apply, however, to the Surviving Spouse.

23.32                 Trust Estate. The term “trust estate” means property transferred to the Trustees, in trust, to be administered under the terms of this Trust Agreement, including the property transferred to the Trustees upon the establishment of the trusts and following our respective deaths, and all the income from and appreciation in the property transferred to the Trustees. As a matter of convenience, all property at any time subject to this Trust Agreement is collectively referred to as the “trust estate.”

23.33                 Trustees. The terms “Trustee” or “Trustees” mean the persons who are serving from time to time as the Trustees or Cotrustees under this Trust Agreement, including each initial, additional, or successor Trustee, whether or not appointed or confirmed by any court. Unless otherwise expressly provided, all references in this Trust Agreement to the “Trustees” shall include all Trustees. The terms “Trustee” and “Trustees” each include both the singular and the plural. The term “corporate Trustee” means a corporation, a bank, a trust company, or other entity that is authorized by law to serve as a professional Trustee. The term “Independent Trustee” means a Trustee who is not any of the following: (1) a beneficiary of the trust for which he or she is serving as Trustee, (2) a person who has transferred property to such trust or joined in any such transfer; or (3) a person who is a related or subordinate party as to any such beneficiary or grantor. In addition, if a General Power of Appointment held by a beneficiary of a trust may only be exercised with the consent of an Independent Trustee, the term “Independent Trustee” also means a person who does not have a substantial interest in the property subject to the power which interest is adverse to the exercise of the power in favor of the beneficiary, his or her estate, his or her creditors, or the creditors of his or her estate.

ARTICLE 24

RELIANCE ON CERTIFIED COPIES

To the same effect as if it were the original, anyone may rely upon a copy of this Trust Agreement, or any part of this Trust Agreement, certified by a Settlor or Trustee or their legal counsel to be a true and correct copy of all or any part of this Trust Agreement, or of any document required to be filed with or maintained at the office of the Trustees. Anyone may rely upon any statements of fact concerning this trust certified by anyone who appears from an original document, or a certified copy, to be serving as a Trustee under this Trust Agreement, including a certification of trust made pursuant to Probate Code §18100.5.

We have executed this Trust Agreement as of the day and year first written above, at Long Beach, California.

/s/ Curtis Pedersen
Curtis Pedersen

/s/ Rosi Pedersen
Rosi Pedersen

Settlors and Trustees

STATE OF CALIFORNIA	)

COUNTY OF LOS ANGELES	)

On March 29, 2012, before me, Anette E. Kerr, Notary Public, personally appeared Curtis Pedersen and Rosi Pedersen, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ Anette E. Kerr	(Seal)